Exhibit 99.2

The Redwood Review

Second Quarter 2017

Redwood Trust

T A B L E O F C O N T E N T S

THE REDWOOD REVIEW I 2ND QUARTER 2017
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C A U T I O N A R Y S T A T E M E N T

This Redwood Review contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan,” and similar expressions or their negative forms, or by references to strategy, plans, goals, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described below and may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-K, 10-Q, and 8-K. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.
Statements regarding the following subjects, among others, are forward-looking by their nature: (i) statements we make regarding Redwood’s business strategy and strategic focus, including statements relating to our confidence in our overall market position, strategy and long-term prospects, and our belief in the long-term efficiency of private label securitization as a form of mortgage financing; (ii) statements related to our financial outlook and expectations for 2017, including with respect to: 2017 GAAP earnings, our investment portfolio, net interest income on our portfolio of residential loans held for investment, residential securities, and multifamily securities, our MSR portfolio, deployment of capital available for investment, residential mortgage banking activities, our effective tax rate and tax provision in 2017, and investment return targets for 2017 for our investment portfolio and mortgage banking operations; (iii) statements regarding the private-label RMBS market, our expectations of new issuers emerging in the RMBS market and opportunities to invest in third-party subordinate securities, the impact on loan pricing and mortgage banking margins, and statements regarding Sequoia securitization activity in 2017; (iv) statements regarding our long-term debt and upcoming maturities of convertible notes in 2018 and 2019; (v) statements regarding ongoing litigation against various trustee of RMBS transactions, our expectations regarding the exposure of our legacy portfolio to losses from this litigation, and exposure of new Sequoia securitizations to similar claims; (vi) statements regarding our investment portfolio, including the potential impact of changes in credit spreads and asset prices during the second half of 2017 and potential changes in future open market activity and monetary policy by the Federal Reserve; (vi) statements regarding our mortgage banking activities, including expectations relating to loan sale margins and our expanded-prime Redwood Choice loan program; (vii) statements relating to acquiring residential mortgage loans in the future that we have identified for purchase or plan to purchase, including the amount of such loans that we identified for purchase during the second quarter of 2017 and at June 30, 2017, and expected fallout and the corresponding volume of residential mortgage loans expected to be available for purchase; (viii) statements relating to our estimate of our available capital (including that we estimate our capital available for investments at June 30, 2017 to be approximately $180 million,

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C A U T I O N A R Y S T A T E M E N T

and that we expect to free up additional capital for redeployment through the continued optimization of our investment portfolio); (ix) statements we make regarding our dividend policy, including our intention to pay a regular dividend of $0.28 per share per quarter in 2017; and (x) statements regarding our expectations and estimates relating to the characterization for income tax purposes of our dividend distributions, our expectations and estimates relating to tax accounting, tax liabilities and tax savings, and GAAP tax provisions, and our estimates of REIT taxable income and TRS taxable income.
Important factors, among others, that may affect our actual results include:

•	the pace at which we redeploy our available capital into new investments;

•	interest rate volatility, changes in credit spreads, and changes in liquidity in the market for real estate securities and loans;

•	changes in the demand from investors for residential mortgages and investments, and our ability to distribute residential mortgages through our whole-loan distribution channel;

•	our ability to finance our investments in securities and our acquisition of residential mortgages with short-term debt;

•	changes in the values of assets we own;

•
general economic trends, the performance of the housing, real estate, mortgage, credit, and broader financial markets, and their effects on the prices of earning assets and the credit status of borrowers;

•
federal and state legislative and regulatory developments, and the actions of governmental authorities, including the new U.S. presidential administration, and in particular those affecting the mortgage industry or our business (including, but not limited to, the Federal Housing Finance Agency’s rules relating to FHLB membership requirements and the implications for our captive insurance subsidiary’s membership in the FHLB);

•	strategic business and capital deployment decisions we make;

•	developments related to the fixed income and mortgage finance markets and the Federal Reserve’s statements regarding its future open market activity and monetary policy;

•	our exposure to credit risk and the timing of credit losses within our portfolio;

•	the concentration of the credit risks we are exposed to, including due to the structure of assets we hold and the geographical concentration of real estate underlying assets we own;

•	our exposure to adjustable-rate mortgage loans;

•	the efficacy and expense of our efforts to manage or hedge credit risk, interest rate risk, and other financial and operational risks;

•	changes in credit ratings on assets we own and changes in the rating agencies’ credit rating methodologies;

•	changes in interest rates;

•	changes in mortgage prepayment rates;

•	changes in liquidity in the market for real estate securities and loans;

•	our ability to finance the acquisition of real estate-related assets with short-term debt;

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•	the ability of counterparties to satisfy their obligations to us;

•	our involvement in securitization transactions, the profitability of those transactions, and the risks we are exposed to in engaging in securitization transactions;

•	exposure to claims and litigation, including litigation arising from our involvement in securitization transactions;

•	ongoing litigation against various trustees of RMBS transactions;

•	whether we have sufficient liquid assets to meet short-term needs;

•	our ability to successfully compete and retain or attract key personnel;

•	our ability to adapt our business model and strategies to changing circumstances;

•	changes in our investment, financing, and hedging strategies and new risks we may be exposed to if we expand our business activities;

•	our exposure to a disruption or breach of the security of our technology infrastructure and systems;

•	exposure to environmental liabilities;

•	our failure to comply with applicable laws and regulations;

•	our failure to maintain appropriate internal controls over financial reporting and disclosure controls and procedures;

•	the impact on our reputation that could result from our actions or omissions or from those of others; changes in accounting principles and tax rules;

•	our ability to maintain our status as a REIT for tax purposes;

•	limitations imposed on our business due to our REIT status and our status as exempt from registration under the Investment Company Act of 1940;

•	decisions about raising, managing, and distributing capital; and

•	other factors not presently identified.
This Redwood Review may contain statistics and other data that in some cases have been obtained from or compiled from information made available by servicers and other third-party service providers.

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I N T R O D U C T I O N

Note to Readers:

We file annual reports (on Form 10-K) and quarterly reports (on Form 10-Q) with the Securities and Exchange Commission. These filings and our earnings press releases provide information about Redwood and our financial results in accordance with generally accepted accounting principles (GAAP). We urge you to review these documents, which are available through our website, www.redwoodtrust.com.
This document, called The Redwood Review, is an additional format for providing information about Redwood through a discussion of our GAAP financial results, as well as other metrics, such as taxable income. Supplemental information is also provided in the Financial Tables in this Review to facilitate more detailed understanding and analysis of Redwood. We also provide non-GAAP financial measures in this Review. When we use non-GAAP financial measures it is because we believe that these figures provide additional insight into Redwood’s business. In each case in which we discuss a non-GAAP financial measure we provide an explanation of how it has been calculated, why we think the figure is important, and a reconciliation between the GAAP and non-GAAP figures.
References herein to “Redwood,” the “company,” “we,” “us,” and “our” include Redwood Trust, Inc. and its consolidated subsidiaries. Note that because we round numbers in the tables to millions, except per share amounts, some numbers may not foot due to rounding. References to the “second quarter” refer to the quarter ended June 30, 2017, and references to the “first quarter” refer to the quarter ended March 31, 2017, unless otherwise specified.
We hope you find this Review helpful to your understanding of our business. We thank you for your input and suggestions, which have resulted in our changing the form and content of The Redwood Review over time.

Selected Financial Highlights

Quarter:Year	GAAP Income per Share	REIT Taxable Income per Share (1)	Annualized GAAP Return on Equity	GAAP Book Value per Share	Dividends per Share
Q217	$0.43	$0.25	12%	$15.29	$0.28
Q117	$0.43	$0.22	13%	$15.13	$0.28
Q416	$0.31	$0.34	9%	$14.96	$0.28
Q316	$0.58	$0.34	19%	$14.74	$0.28
Q216	$0.48	$0.36	15%	$14.20	$0.28
Q116	$0.15	$0.23	4%	$14.17	$0.28
Q415	$0.46	$0.37	14%	$14.67	$0.28
Q315	$0.22	$0.29	6%	$14.69	$0.28
Q215	$0.31	$0.21	9%	$14.96	$0.28

(1)	REIT taxable income per share for 2016 and 2017 are estimates until we file our tax returns.

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S H A R E H O L D E R L E T T E R

Dear Fellow Shareholders:
During the second quarter, the equity and fixed income markets continued to march forward, as did we. The markets shrugged off any and all potential sources of volatility, including tepid GDP growth, tightening actions by the Federal Reserve, persistent Beltway drama, and heightened geopolitical risks. This behavior has become a familiar pattern to us in recent quarters, albeit still a bit of a head-scratcher, as investors continue to push credit spreads tighter amidst fierce competition for yield.
Against this backdrop, we are pleased with the $78 million of capital we were able to deploy at attractive levels during the second quarter. We also completed our fourth securitization of 2017 during the quarter, and our fifth early in the third quarter. Momentum behind our Redwood Choice loan program remains strong as we now work towards a securitization of Choice loans later this year. In terms of our quarterly financial metrics, we generated GAAP earnings of $0.43 per share, consistent with the first quarter of 2017, and non-GAAP core earnings of $0.35 per share, versus $0.36 per share in the first quarter. Our GAAP book value increased to $15.29 per share at June 30th, from $15.13 at March 31st. Further details on these metrics can be found in the Quarterly Overview section of this Redwood Review.
In this letter, we’ll update you on our thoughts on capital and investing, go through our mortgage banking activities, and touch on some recent and unusual developments in legacy RMBS litigation. We’ll conclude with a brief update of our outlook for the remainder of the year.
Capital and Investing
With the benefit of hindsight, we feel even better about having aggressively added to the investment portfolio early in the year, as asset prices continued to climb through the second quarter. Through the first half of 2017, we have deployed $274 million of capital towards new investments (including debt repurchases) and ended the second quarter with $180 million of capital available for investment. We also continued to free up additional capital for redeployment through the optimization of our investment portfolio. For the second quarter, this optimization included liquidating most of our conforming MSR portfolio and financing our multifamily securities (versus holding with equity), as well as selling certain securities where the current market yield was below our cost of capital given the very favorable pricing environment.
While strong markets make acquiring securities at attractive levels a challenge, they also make issuing them a pleasure - and we have taken full advantage of the opportunity through our Sequoia securitization program (more on that below). Others have taken notice, resulting in RMBS market issuance volume through July that has already eclipsed activity for all of last year. Anticipated new entrants into the securitization business should lead to the issuance of additional third-party subordinate securities that we can acquire - a key aspect of our overall investment strategy.

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An added benefit of strong liquidity in our markets has been more favorable financing terms for our securities portfolio. The cost of securities repurchase debt is now materially less than our loan warehouse debt costs, compelling us to finance our well-subordinated multifamily securities with repurchase facilities and reduce our outstanding loan warehouse debt by a similar amount. This resulted in lower overall debt costs while maintaining our targeted levels of leverage. The indicative terms for convertible debt issuance have also improved. We continue to actively evaluate our options in respect to our upcoming convertible debt maturities in 2018 and 2019, and also repurchased $37 million of our convertible debt during the second quarter.
Residential Mortgage Banking
Our loan purchase commitments increased to $1.4 billion in the second quarter, up from $1.1 billion in the first quarter. Volume through our expanded prime program, Redwood Choice, continued to increase at a strong pace. Choice purchase commitments in the second quarter increased almost 30% from the first quarter of 2017 and accounted for approximately 20% of our total second quarter volume. Rates and yields on Choice loans continue to be approximately 100 to 125 basis points higher than rates and yields on our Select loans. Given the more attractive yield profiles, we now accumulate almost all Choice loans for investment, and plan to complete our first dedicated Redwood Choice securitization later this year. If successful, we believe that a Choice securitization program has the potential to create large credit investments for Redwood going forward.
During the second quarter, we completed our fourth Sequoia securitization, SEMT 2017-4, which was backed by loans totaling $362 million. We followed this transaction in July with SEMT 2017-5, a larger securitization backed by loans totaling $484 million (principal value). Accompanying our securitization activity was whole loan sales of $333 million to portfolio buyers during the second quarter.
Strong markets and continued operational efficiencies helped our second quarter mortgage banking margins, which remained above our normalized expectation of 75 to 100 basis points, though lower than the first quarter of 2017. If new issuers emerge in RMBS, it will likely drive an increase in loan prices and a decline in mortgage banking margins toward our normalized expectations. Our focus remains on providing best-in-class service to our loan sellers and investors, sustaining the loyal base we have established even as competition increases.

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Legacy RMBS Litigation
As the leading issuer of post-crisis RMBS, we have been inundated with requests to comment on a recent development in one of the investor lawsuits against trustees of pre-crisis RMBS. In June, twenty of the legacy RMBS deals that have Wells Fargo as a trustee were subject to a cleanup call. Despite being called at par, the trusts ended up taking losses as the trustee withheld more than $90 million from the bondholders in these twenty deals. The trustee has asserted that its indemnity rights entitled it to withhold the funds in order to cover its anticipated litigation costs as trustee. The holdback was immediately challenged in court, and it remains to be seen if it will be overturned through litigation.
One of the legacy RMBS positions in our portfolio was directly impacted by the holdback, resulting in a loss of approximately $0.5 million during the second quarter. Less than one-tenth of our legacy securities have exposure to this trustee. We believe the probability of a holdback materially affecting these positions is low since many of the securities are not part of the on-going trustee litigation and many of the securities are from RMBS transactions that are not economically callable. It is unclear at this point if other trustees of legacy RMBS will adopt this practice, but if they did, for the same reasons, we believe the probability of a holdback materially affecting our positions is low.
We believe that our new Sequoia securitizations are not vulnerable to such an action by any trustee, for several reasons. The new transactions contain structural protections for investors, contractual clarity on trustee and other deal participant responsibilities, and a due diligence process that is performed prior to issuance in order to provide investors with upfront transparency on risks. In addition, the credit quality of these transactions should also limit their exposure to this type of litigation or holdback. Our most recent Sequoia transaction, priced after the recent trustee holdback announcement and resulting publicity, was not negatively impacted in its overall execution because of the factors noted above. Nonetheless, we have included additional background, as well as a summary of important differentiators between post-crisis and legacy RMBS transactions, on page 18 of this Redwood Review.
Outlook
After taking stock of the first half of 2017, we continue to feel positive about the guidance we provided in the fourth quarter 2016 Redwood Review on operating metrics for 2017, including expected investment portfolio returns and loan purchase volumes. Although our recent earnings run-rate has trended above our annualized 2017 expectation, we are sensitive to the potential for a selloff in asset prices that could impact earnings in the second half of the year. We were proven wrong last quarter, but we still believe we are likely on the outer bounds of spread tightening in this cycle, and the Fed’s stated intention to begin winding down its portfolio of treasury and agency mortgage-backed securities will at some point factor into market liquidity and asset prices.

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While the prospect of a turn in the market may impact our near-term earnings, we welcome the prospect of cheaper assets given our very strong capital position. Unlike traditional mortgage REITs, our credit-centric model does not rely on significant leverage to generate returns. A widening of credit spreads could allow us to add a significant number of attractive assets in a short period of time, making it advantageous to be patient with capital and attuned to market developments that could indicate a cyclical turn.
Finally, we have been working hard on shoring up our long-term capital position, including our long-term debt outstanding. This includes a thorough review of our convertible debt maturities, as well as the continued optimization of our captive insurance subsidiary, RWT Financial, Inc., through our anticipated debt maturities following our remaining eight-year term.
We thank you for your continued support.

Marty Hughes	Christopher J. Abate
Chief Executive Officer	President and Chief Financial Officer

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Q U A R T E R L Y O V E R V I E W

Second Quarter Highlights

Ñ
Our GAAP earnings were $0.43 per share for the second quarter of 2017, consistent with $0.43 per share for the first quarter of 2017. GAAP earnings during the second quarter benefited from higher net interest income due to capital deployment and positive fair value adjustments on securities in our investment portfolio due to continued spread tightening.

Ñ
Our non-GAAP core earnings were $0.35 per share for the second quarter of 2017, as compared with $0.36 per share for the first quarter of 2017, reflecting fewer realized gains from the sale of securities and lower mortgage banking margins relative to the first quarter. For details on GAAP and core earnings, please see the GAAP Net Income and Reconciliation to Non-GAAP Core Earnings section that follows on page 11.

Ñ	Our GAAP book value was $15.29 per share at June 30, 2017, as compared with $15.13 per share at March 31, 2017. This increase was primarily driven by our quarterly earnings exceeding our dividend.

Ñ
We deployed $78 million of capital in the second quarter of 2017 toward new investments, including $36 million in Sequoia and third-party RMBS, $35 million in Agency residential CRT securities, and $7 million in Agency multifamily securities. Additionally, we repurchased $37 million of our convertible debt during the second quarter.

Ñ
We sold $72 million of securities and $41 million of MSRs, representing substantially all of our remaining conforming MSRs, during the second quarter of 2017, freeing up $79 million of capital for reinvestment after the repayment of associated debt.

Ñ	We purchased $1.2 billion of residential jumbo loans during the second quarter of 2017. At June 30, 2017, our pipeline of jumbo residential loans identified for purchase was $1.3 billion.

Ñ	Residential loan sales totaled $0.7 billion during the second quarter of 2017 and included $0.3 billion of whole loan sales to third parties and $0.4 billion of loans that were securitized.

Ñ	For an updated discussion of our key business drivers in 2017, please see the 2017 Financial Outlook section of this Redwood Review.

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GAAP Net Income and Reconciliation to Non-GAAP Core Earnings
Below we present GAAP net income and a reconciliation to non-GAAP core earnings for the second and first quarters of 2017. Further information about Redwood's core earnings measure and management's change to the definition of core earnings is included in the Core Earnings Definition section of the Appendix.

GAAP Net Income and Reconciliation to Non-GAAP Core Earnings
($ in millions, except per share data)
	Three Months Ended
	6/30/2017	3/31/2017

Interest income	$59	$55
Interest expense	(24)	(21)
Net interest income	35	34

Non-interest income
Mortgage banking activities, net	12	18
MSR income, net	3	2
Investment fair value changes, net	8	2
Other income	1	1
Realized gains, net	1	6
Total non-interest income, net	25	28

Operating expenses	(19)	(18)
Provision for income taxes	(5)	(6)

GAAP net income	$36	$37

Core earnings adjustments
Eliminate mark-to-market changes on long-term investments (1)	(28)	(10)
Eliminate mark-to-market changes on derivatives associated with long-term investments (1)	14	1
Include cumulative gain (loss) on long-term investments sold, net (2)	4	—
Income tax adjustments associated with core earnings adjustments (3)	2	1
Non-GAAP core earnings	$29	$30

GAAP net income per diluted common share	$0.43	$0.43
Non-GAAP core earnings per diluted common share (4)	$0.35	$0.36

(1)
Adjustments eliminate the mark-to-market changes on the fair value of loans held-for-investment, trading securities, other investments, and associated derivatives that are primarily related to changes in benchmark interest rates and credit spreads. Details on the components of investment fair value changes, net, are included in the Financial Insights section of this Redwood Review.

(2)
Adjustment includes the cumulative net gains or losses on long-term investments accounted for as trading securities under GAAP that were sold during the period presented, net of any gains or losses from derivatives associated with the investments sold. Cumulative gains and losses are calculated by multiplying the difference between the sales price and original purchase price by the face value of the securities sold.

(3)
We apply estimated effective tax rates to core earnings adjustments occurring within Redwood's taxable REIT subsidiaries to estimate the hypothetical income tax expense or benefit associated with those adjustments.

(4)
Consistent with the calculation of net income per diluted common share for GAAP purposes, non-GAAP core earnings per diluted common share is calculated following the "two-class" method. Additional information on the calculation of core earnings using the "two-class" method can be found in Table 2 in the Financial Tables section of the Appendix to this Redwood Review.

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Analysis of Earnings

Ñ
To calculate core earnings, the adjustments we make to GAAP earnings include eliminating mark-to-market changes on the fair value of our long-term investments (and associated derivatives) that are primarily related to changes in benchmark interest rates and spreads. These adjustments reduced investment fair value changes, net, by $14 million to an expense of $6 million for the second quarter of 2017, as compared with an expense of $7 million for the first quarter of 2017. Additionally, core earnings includes the cumulative net gains or losses on long-term investments sold. This adjustment increased realized gains, net by $4 million to gains of $5 million for the second quarter of 2017, as compared with gains of $6 million for the first quarter of 2017.

Ñ
Net interest income increased to $35 million for the second quarter, as compared with $34 million for the first quarter of 2017, primarily as a result of capital deployment during the first half of 2017.

Ñ
Mortgage banking activities, net, decreased to $12 million for the second quarter, from $18 million for the first quarter of 2017. Loan purchase volume increased from the first quarter, offset by gross margins which were lower relative to the first quarter but remained above our long-term expectations of 75 to 100 basis points.

Ñ	MSR income, net, was $3 million for the second quarter, as compared with $2 million for the first quarter of 2017, and benefited from low interest rate volatility during the second quarter.

Ñ
We realized gains of $1 million during the second quarter, which included $2 million of gains from the sale of $19 million of available-for-sale securities and a $1 million loss from the repurchase of $37 million of convertible debt, as compared with realized gains of $6 million during the first quarter of 2017, which was primarily related to the sale of $19 million of available-for-sale securities.

Ñ
Operating expenses were $19 million for the second quarter, as compared with $18 million for the first quarter. Second quarter operating expenses were similar to the first quarter, and included variable compensation commensurate with our year-to-date results.

Ñ
We recorded a tax provision of $5 million during the second quarter, as compared with $6 million for the first quarter of 2017. This decrease was primarily due to lower mortgage banking income relative to the first quarter. A reconciliation of GAAP and taxable income is set forth in Table 4 in the Financial Tables section of the Appendix to this Redwood Review.

Ñ	Additional details on our earnings are included in the GAAP Results by Business Segment portion of the Financial Insights section that follows.

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GAAP Book Value
Our GAAP book value at June 30, 2017 was $15.29 per share, as compared with $15.13 per share at March 31, 2017. The following table sets forth the changes in Redwood’s GAAP book value per share for the second and first quarters of 2017.

Changes in GAAP Book Value per Share
($ in per share)
	Three Months Ended
	6/30/2017	3/31/2017

Beginning book value per share	$15.13	$14.96
Earnings	0.43	0.43
Changes in unrealized gains on securities, net from:
Realized gains recognized in earnings	(0.02)	(0.04)
Amortization income recognized in earnings	(0.05)	(0.05)
Mark-to-market adjustments, net	0.09	0.11
Total change in unrealized gains on securities, net	0.02	0.02
Dividends	(0.28)	(0.28)
Equity compensation, net	—	(0.01)
Changes in unrealized losses on derivatives hedging long-term debt	(0.03)	0.02
Other, net	0.02	(0.01)

Ending book value per share	$15.29	$15.13

Ñ	Our GAAP book value per share increased $0.16 per share to $15.29 per share during the second quarter of 2017. This increase was primarily driven by our quarterly earnings exceeding our dividend.

Ñ
Unrealized gains on our available-for-sale securities increased $0.02 per share during the second quarter of 2017, primarily as a result of a positive $0.09 per share mark-to-market adjustment on our available-for-sale securities due to spread tightening during the quarter. This increase was partially offset by $0.05 per share of discount amortization income recognized in earnings from the appreciation in the amortized cost basis of our available-for-sale securities, and $0.02 per share of previously unrealized net gains that were realized as income from the sale of securities.

Ñ
Lower benchmark interest rates during the second quarter of 2017 resulted in a $0.03 per share decrease to book value due to an increase in unrealized losses on the derivatives hedging a portion of our long-term debt. At June 30, 2017, the cumulative unrealized loss on these derivatives, which is included in GAAP book value per share, was $0.58 per share.

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Capital Allocation Summary
We use a combination of equity and corporate debt (which we collectively refer to as “capital”) to fund our business. Our total capital at June 30, 2017 was $1.8 billion, of which $1.6 billion (or 90%) was allocated to our investments, with the remaining $170 million (or 10%) allocated to our residential mortgage banking activities.
Capital Allocation: By Source and By Business Use
(as of June 30, 2017)

Ñ
Our total capital of $1.8 billion at June 30, 2017 included $1.2 billion of equity capital and $0.6 billion of the total debt on our consolidated balance sheet. This portion of debt includes $250 million of convertible debt due in 2018, $201 million of exchangeable debt due in 2019, and $140 million of trust-preferred securities due in 2037. This portion of debt has a weighted average cost of approximately 6.0% per annum.

Ñ
Also included in our capital allocation is cash and liquidity capital, which represents a combination of capital available for investment and risk capital held for liquidity management purposes. At June 30, 2017, we estimate that our capital available for investments was approximately $180 million. During the second half of 2017, we expect to free up additional capital for redeployment through the continued optimization of our investment portfolio, selling existing investments as higher-yielding opportunities arise.

Ñ
We also utilize various forms of short-term and long-term collateralized debt to finance certain investments and to warehouse our inventory of certain residential loans held-for-sale. We do not consider this collateralized debt as "capital" and, therefore, exclude it from our capital allocation analysis.

Ñ	Further details on our capital allocation are included in the Analysis of Capital Allocation section that follows.

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2017 Financial Outlook

Allocation of Capital and Return Profile
By Investment Type
June 30, 2017
($ in millions)
	Fair Value	Collateralized Debt	Allocated Capital	% of Total Capital	YTD 2017 Annualized Return (1)	2017 Return Target (1)

Investment portfolio
Residential loans/FHLB stock	$2,404	$(2,000)	$404	23%	13%	12%-16%
Residential securities	1,048	(349)	699	39%	16%	10%-12%
Multifamily securities (2)	170	(121)	50	3%	25%	8%-10%
Mortgage servicing rights	64	—	64	4%	5%	7%-9%
Other assets/(other liabilities)	124	(59)	65	4%	—%	N/A
Cash and liquidity capital			315	17%	—%	N/A

Total investments	$3,810	$(2,529)	$1,596	90%	15%	9%-11%

Residential mortgage banking			$170	10%	22%	10%-20%

Total			$1,766	100%

(1)
Includes net interest income, change in fair value of the investments and their associated hedges that flow through GAAP earnings, realized gains, direct operating expenses, taxes, and other income. Excludes unrealized gains and losses on our AFS securities portfolio, and corporate operating expenses. Returns are calculated based on average capital allocated during the year.

(2)	Multifamily securities include $20 million of investment grade CMBS.

Ñ
Our residential loans/FHLB stock investment generated an annualized return of 13% on average capital in the first half of 2017. These returns included $37 million of net interest income, and an expense of $12 million related to the change in valuation of these loans and associated derivatives. We expect returns in the second half of 2017 to be within our 2017 return target range of 12%-16% for this portfolio.

Ñ
Our residential securities portfolio generated an annualized return of 16% on average capital in the first half of 2017. These returns included $35 million of net interest income, income of $13 million from the net positive change in valuation of these securities and associated derivatives, and $8 million of realized gains from securities sales. We expect returns in the second half of 2017 to be within our 2017 return target of 10%-12%, as we expect the benefit from spread tightening in the first half of the year to diminish in the second half of 2017.

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Q U A R T E R L Y O V E R V I E W

Ñ
Our multifamily securities generated an annualized return of 25% on average capital in the first half of 2017. This included $3 million of net interest income and income of $12 million from the net positive change in valuation of these securities and associated derivatives. We expect returns in the second half of 2017 to be within our 2017 return target of 8%-10%, as we expect the benefit from spread tightening in the first half of the year to diminish in the second half of 2017.

Ñ
Our MSR portfolio generated an annualized return of 5% on average capital in the first half of 2017. We sold substantially all of our remaining conforming MSRs in the second quarter of 2017 and plan to redeploy the proceeds towards higher-yielding, REIT-eligible investments.

Ñ
Our residential mortgage banking operations generated an annualized return of 22% on average capital in the first half of 2017. Results in the first half of the year benefited from spread tightening on securitization execution. For the remainder of 2017, we expect margins to be more in line with our long-term expectations of 75-100 basis points per loan. Additionally, we continue to expect to purchase $5 billion to $6 billion of loans for the full-year 2017, with higher-yielding Redwood Choice loans comprising 15%-20% of our overall purchase volume.

Ñ
Our tax provision was $11 million in the first half of 2017, and is included in the year-to-date returns noted above. Our tax provision is primarily driven by our mortgage banking and mortgage servicing activities, which are performed at our taxable REIT subsidiaries. Our estimated effective tax rate on mortgage banking income is between 25% and 30%. For the remainder of 2017, our tax provision will primarily be correlated to our mortgage banking results.

As with all forward-looking statements, our forward-looking statements relating to our 2017 financial outlook are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q under the caption “Risk Factors” and other risks, uncertainties, and factors that could cause actual results to differ materially from those described above, including those described below and in the “Cautionary Statement” at the beginning of this Redwood Review. Although we may update our 2017 financial outlook subsequently in 2017, as a general matter we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

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Q U A R T E R L Y O V E R V I E W

Important factors, among others, that may affect our actual results in 2017 include: the pace at which we redeploy our available capital into new investments; interest rate volatility, changes in credit spreads, and changes in liquidity in the market for real estate securities and loans; changes in the demand from investors for residential mortgages and investments, and our ability to distribute residential mortgages through our whole-loan and securitization distribution channels; our ability to finance our investments in securities and our acquisition of residential mortgages with short-term debt; the availability of assets for purchase at attractive risk-adjusted returns and our ability to reinvest the proceeds from the potential sale of securities and investments we hold; changes in the values of assets we own; higher than expected operating expenses; and other unforeseen expenses.

THE REDWOOD REVIEW I 2ND QUARTER 2017
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Q U A R T E R L Y O V E R V I E W

Legacy RMBS Litigation
Among investors in RMBS, there has been much discussion surrounding recent actions Wells Fargo took as a defendant in one of the lawsuits brought by institutional investors against trustees in legacy (pre-crisis) RMBS transactions. Below we have tried to summarize what happened and address if this could impact future Sequoia securitization transactions.
What Happened? Wells Fargo is a defendant in a lawsuit brought by a group of institutional investors alleging breach of contract and negligence (among other claims) in its role as trustee on certain legacy RMBS transactions. The investor plaintiffs are seeking damages for these claims, including for failing to appropriately oversee mortgage loan servicers and pursue representation and warranty claims against mortgage loan originators.
In June 2017, 20 legacy RMBS transactions included in the lawsuit were subject to a “cleanup call.” In an RMBS cleanup call, the underlying mortgage loans are purchased by a third party at par and the trustee uses the proceeds to pay certain expenses and then to pay down principal outstanding on the outstanding RMBS. In the case of these 20 cleanup calls, the trustee held back a total of $94 million of the cleanup call proceeds, rather than distribute this amount as principal to pay down outstanding RMBS. As a consequence, holders of many of these RMBS received less principal than they would have otherwise expected from a cleanup call (in some cases, significantly less principal).
The holdback appears to be largely intended to address the trustee's anticipated litigation costs in its defense of the investor lawsuit. In its notice regarding the establishment of this legal reserve, the trustee points to the indemnification provisions of the contracts that establish and govern these RMBS transactions/trusts as giving it the right to do so. The provisions cited generally state that the trustee shall be indemnified by the RMBS trust against any loss, liability or expense (including attorney's fees) incurred in connection with any claim or legal action relating to the performance of any of the trustee's duties.
In response to the holdback, institutional investors filed further claims against the trustee for improperly withholding these funds, claiming that language in the contracts allows for the trustee to pay incurred, not anticipated or future legal expenses. They also claim that even if this were not the case, the trustee is prohibited from being indemnified for expenses resulting from defending itself from claims of its own negligence and willful misconduct. Finally, these investors take issue with the process by which the funds were withheld, which does not provide a time line for use of the funds and only limited accounting or justification for the amounts withheld.

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Q U A R T E R L Y O V E R V I E W

Will this negatively impact Redwood’s ability to execute new Sequoia RMBS transactions? We believe that there will not be an impact to new Sequoia transactions because, as detailed below, there are key differences between the structure and terms of the RMBS transactions at issue in the trustee lawsuits and the structure and terms of new Sequoia RMBS transactions. Moreover, our most recent Sequoia RMBS transaction was executed after the trustee holdback announcement and resulting publicity, and the development did not have any negative impact on overall execution of our transaction.
What are the differences between new Sequoia and legacy RMBS transactions?

•
Asset Quality: The credit quality of mortgage loans in new Sequoia RMBS transactions is strong, with full documentation underwriting, high FICO credit scores and low LTVs. By comparison, the 20 legacy RMBS transactions impacted by the trustee holdback include stated income and stated document mortgage loans, as well as subprime mortgage loans.

•
Upfront Due Diligence and Disclosure of Results: Most loans in new Sequoia RMBS transactions have been the subject of due diligence by a third-party due diligence firm, whereas the process for issuing many legacy RMBS transactions did not include extensive third-party due diligence. In addition, in new Sequoia RMBS transactions, material results of the third-party due diligence are disclosed to investors. This level of due diligence and disclosure makes it unlikely that similar litigation would arise, or if it did, that litigation expenses, such as due diligence expenses of the type contemplated by the trustee, would be necessary.

•
Clarity in Representation and Warranty Mechanisms: One of the key issues in the trustee litigation centers on when the trustee was obligated to investigate and/or pursue representation and warranties claims against mortgage loan originators for the benefit of RMBS investors. In contrast, new Sequoia RMBS transactions have established procedures to clearly delineate roles and responsibilities for reviewing mortgage loans for representation and warranty breaches, including: an independent firm to review all loans that become 120-days delinquent and mandatory arbitration with loan originators to resolve disputes over representation and warranties findings.

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F I N A N C I A L I N S I G H T S

GAAP Results by Business Segment
We report on our business using two distinct segments: Investment Portfolio and Residential Mortgage Banking. The Redwood's Business Overview section located in the Appendix of this Redwood Review includes full descriptions of these segments and how they fit into Redwood's business model. The following table presents the results from each of these segments reconciled to our GAAP net income for the second and first quarters.

Segment Results Summary (1)
($ in millions)
	Three Months Ended
	6/30/2017	3/31/2017

Segment contribution from:
Investment portfolio	$50	$46
Residential mortgage banking	7	12
Corporate/Other	(21)	(20)

Net income	$36	$37

(1)	See Table 3 in the Financial Tables section of the Appendix to this Redwood Review for a more comprehensive presentation of our segment results.

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F I N A N C I A L I N S I G H T S

Investment Portfolio
The following table presents the results of our Investment Portfolio segment for the second and first quarters of 2017.

Segment Results - Investment Portfolio
($ in millions)
	Three Months Ended
	6/30/2017	3/31/2017

Net interest income
Residential securities	$18	$17
Residential loans	18	18
Multifamily and commercial investments	2	1
Total net interest income	39	37

Non-interest income
MSR income, net	3	2
Investment fair value changes, net	9	3
Other income	1	1
Realized gains, net	2	6
Total non-interest income, net	15	12

Direct operating expenses	(1)	(2)
Provision for income taxes	(2)	(2)

Segment contribution	$50	$46

Ñ
The contribution from this segment increased from the first quarter of 2017, primarily due to positive valuation changes on our securities portfolio, which benefited from further spread tightening during the second quarter. As a result of these mark-to-market increases, investment fair value changes, net, was positive $9 million for the second quarter of 2017, as compared with positive $3 million for the first quarter of 2017.

Ñ	Net interest income increased from the first quarter of 2017, primarily due to capital deployment during the first half of 2017.

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F I N A N C I A L I N S I G H T S

Investment fair value changes, net, includes mark-to-market changes on our long-term investments in residential loans and real estate securities, and risk management derivatives associated with these investments. The following table presents the components of investment fair value changes, net, for our Investment Portfolio segment by investment type, for the second and first quarters of 2017.

Components of Investment Portfolio Fair Value Changes, Net by Investment Type
($ in millions)
	Three Months Ended
	6/30/2017	3/31/2017

Market valuation changes on:
Residential loans held-for-investment
Change in fair value from the reduction of principal (1)	$(1)	$(2)
Change in fair value from changes in interest rates (2)	9	(1)
Total change in fair value of residential loans held-for-investment	8	(2)

Real estate securities
Change in fair value from the reduction of principal (1)	(1)	(2)
Change in fair value from changes in interest rates (2)	20	13
Total change in fair value of real estate securities	19	11

Risk management derivatives
Interest component of derivative expense	(4)	(4)
Change in fair value of derivatives from changes in interest rates (3)	(14)	(1)
Total change in fair value of risk management derivatives	(18)	(5)

Total investment portfolio fair value changes, net	$9	$3

(1)
Reflects the change in fair value due to principal changes, which is calculated as the change in principal on a given investment during the period, multiplied by the prior quarter ending price or acquisition price for that investment in percentage terms.

(2)
Reflects changes in prepayment assumptions and credit spreads on our residential loans, trading securities and conforming risk-sharing investments primarily due to changes in benchmark interest rates. This item is excluded from management's definition of core earnings.

(3)
Reflects the change in fair value of our risk management derivatives that are associated with changes in benchmark interest rates during the period. This item is excluded from management's definition of core earnings.

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F I N A N C I A L I N S I G H T S

MSR income, net, in the second quarter of 2017 increased from the first quarter of 2017, benefiting from low interest rate volatility during the second quarter. The following table presents the components of MSR income, net, for the second and first quarters of 2017.

Components of MSR Income, Net
($ in millions)
	Three Months Ended
	6/30/2017	3/31/2017

Net servicing fee income	$6	$6
Change in fair value of MSRs from the receipt of expected cashflows	(3)	(2)
MSR income before effect of changes in interest rates	3	3

Net effect to valuations from changes in assumptions and interest rates
Change in fair value of MSRs from changes in MSR assumptions (1)	(3)	(1)
Change in fair value of associated derivatives	3	(1)
Total net effect of changes in assumptions and interest rates	—	(1)

MSR income, net	$3	$2

(1)	Primarily reflects changes in prepayment assumptions on our MSRs due to changes in benchmark interest rates.

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F I N A N C I A L I N S I G H T S

The following table presents our Investment Portfolio segment contribution for our residential loans held-for-investment, residential securities, multifamily securities, and MSR investments for the second quarter of 2017.

Segment Contribution of Investment Portfolio by Type
For the Three Months Ended June 30, 2017
($ in millions)
	Residential Loans	Residential Securities	Multifamily Securities	MSRs	Total

Total net interest income	$18	$18	$2	$—	$39

Non-interest income
MSR income, net	—	—	—	3	3
Investment fair value changes, net	(6)	9	6	—	9
Other income	—	1	—	—	1
Realized gains, net	—	2	—	—	2
Total non-interest income, net	(6)	12	6	3	15

Direct operating expenses	—	(1)	—	—	(1)
Provision for income taxes	—	(2)	—	—	(2)

Segment contribution	$12	$28	$8	$2	$50

Core Earnings adjustments (1)
Eliminate mark-to-market changes on long-term investments and associated derivatives	2	(11)	(6)	—	(15)
Include cumulative gain (loss) on long-term investments sold, net	—	2	2	—	4
Income taxes associated with core earnings adjustments	—	2	—	—	2
Total core earnings adjustments	2	(7)	(4)	—	(9)

Non-GAAP core segment contribution (1)	$14	$21	$4	$2	$41

(1)
Consistent with management's definition of core earnings set forth on page 36, non-GAAP core segment contribution reflects GAAP segment contribution adjusted to reflect the portion of core earnings adjustments allocable to this segment.

Ñ
At June 30, 2017, we had $3.8 billion of investments in our Investment Portfolio segment, including $2.4 billion of residential loans held-for-investment, $1.2 billion of residential and multifamily securities, $64 million of MSR investments, and $167 million of cash and other assets.

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F I N A N C I A L I N S I G H T S

Residential Mortgage Banking
The following table presents the results of our Residential Mortgage Banking segment for the second and first quarters of 2017.

Segment Results - Residential Mortgage Banking
($ in millions)
	Three Months Ended
	6/30/2017	3/31/2017

Net interest income	$4	$5

Non-interest income
Mortgage banking activities, net	12	18
Total non-interest income	12	18

Direct operating expenses	(6)	(6)
Provision for income taxes	(3)	(4)

Segment contribution	$7	$12

Ñ	The contribution from our Residential Mortgage Banking segment declined from the first quarter of 2017, as higher purchase volume was offset by lower gross margins during the second quarter.

Ñ
Gross margins for this segment, which we define as net interest income plus mortgage banking activities, net, divided by loan purchase commitments (LPCs), remained above our long-term expectations of 75 to 100 basis points during the second quarter, but were lower relative to the first quarter of 2017. This decrease reflected increased competition to acquire loans due to improved execution on securitization and whole loan sales during the second quarter.

Ñ	LPCs, adjusted for fallout expectations, were $1.4 billion for the second quarter of 2017, as compared with $1.1 billion for the first quarter of 2017.

Ñ	Residential loan sales totaled $0.7 billion during the second quarter and included $0.3 billion of whole loan sales to third parties and $0.4 billion of loans that were securitized.

Ñ	At June 30, 2017, we had 415 loan sellers, which included 185 jumbo sellers and 230 MPF Direct sellers from various FHLB districts.

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

Balance Sheet
The following table presents our consolidated balance sheets at June 30, 2017 and March 31, 2017.

Consolidated Balance Sheets (1)
($ in millions)
	6/30/2017	3/31/2017

Residential loans	$3,905	$3,472
Real estate securities	1,219	1,166
Mortgage servicing rights	64	111
Cash and cash equivalents	217	222
Total earning assets	5,405	4,971

Other assets	250	243
Total assets	$5,655	$5,214

Short-term debt
Mortgage loan warehouse debt	$575	$241
Security repurchase facilities	469	323
Convertible notes, net (2)	250	—
Other liabilities	152	135
Asset-backed securities issued	693	728
Long-term debt, net	2,336	2,621
Total liabilities	4,476	4,049

Stockholders’ equity	1,179	1,166

Total liabilities and equity	$5,655	$5,214

(1)
Our consolidated balance sheets include assets of consolidated variable interest entities (“VIEs”) that can only be used to settle obligations of these VIEs and liabilities of consolidated VIEs for which creditors do not have recourse to the primary beneficiary (Redwood Trust, Inc.). At June 30, 2017 and March 31, 2017, assets of consolidated VIEs totaled $713 million and $751 million, respectively, and liabilities of consolidated VIEs totaled $693 million and $729 million, respectively. See Table 7 in the Financial Tables section of the Appendix to this Redwood Review for additional detail on consolidated VIEs.

(2)	During the second quarter of 2017, our convertible notes were reclassified from Long-term debt, net to Short-term debt as the maturity of the notes was less than one year as of April 2017.

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

To supplement our consolidated balance sheet, the following table presents the components of the assets and liabilities of our consolidated balance sheet at June 30, 2017, by operating segment.

Operating Segment Assets and Liabilities
June 30, 2017
($ in millions)
	Operating Segments
	Investment Portfolio	Residential Mortgage Banking	Corporate/Other	Redwood Consolidated

Residential loans	$2,360	$837	$708	$3,905
Residential securities	1,048	—	—	1,048
Multifamily securities	170	—	—	170
Mortgage servicing rights	64	—	—	64
Cash and cash equivalents	37	—	180	217
Total earning assets	3,679	837	888	5,404
Other assets	130	22	98	251
Total assets	$3,810	$859	$986	$5,655
Short-term debt
Mortgage loan warehouse debt	$—	$575	$—	$575
Security repurchase facilities	469	—	—	469
Convertible notes, net	—	—	250	250
Other liabilities	59	13	80	152
ABS issued, net	—	—	693	693
Long-term debt, net	2,000	—	336	2,336
Total liabilities	$2,529	$588	$1,359	$4,476

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

Analysis of Capital Allocation
Included in this section is a detailed analysis of the allocation of our $1.8 billion of capital, which is summarized on page 14 of this Redwood Review. Our total capital of $1.8 billion at June 30, 2017 included $1.2 billion of equity capital and $0.6 billion of the total debt on our consolidated balance sheet. This portion of debt includes $250 million of convertible debt due in 2018, $201 million of exchangeable debt due in 2019, and $140 million of trust-preferred securities due in 2037. This portion of debt has a weighted average cost of 6.0% per annum.
Investment Portfolio
Our investment portfolio represented $1.6 billion, or 90%, of our total capital at June 30, 2017. This portfolio provided the majority of our income during the second quarter of 2017.
Residential Loans/FHLB Stock

Ñ
At June 30, 2017, our investments in residential loans included $2.4 billion of jumbo residential loans financed with $2.0 billion of FHLB debt by our FHLB-member subsidiary. In connection with these borrowings, our FHLB-member subsidiary is required to hold $43 million of FHLB stock. At June 30, 2017, none of these loans were in delinquent status of greater than 90 days.

Ñ
At June 30, 2017, the weighted average maturity of this FHLB debt was approximately eight years and it had a weighted average cost of 1.1% per annum. This interest cost resets every 13 weeks, and we seek to fix the interest cost of this FHLB debt over its weighted average maturity by using a combination of swaps, TBAs, and other derivative instruments.

Ñ
Under a final rule published by the Federal Housing Finance Agency in January 2016, our FHLB-member subsidiary will remain an FHLB member through the five-year transition period for captive insurance companies. Our FHLB-member subsidiary's existing $2.0 billion of FHLB debt, which matures beyond this transition period, is permitted to remain outstanding until the stated maturity. As residential loans pledged as collateral for this debt pay down, we are permitted to pledge additional loans or other eligible assets to collateralize this debt; however, we do not expect to be able to increase our subsidiary's FHLB debt above the existing $2.0 billion.

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

Residential Securities
At June 30, 2017, we had $1.0 billion of residential securities. We categorize these securities by (i) whether they were issued through our Sequoia platform, by an Agency in a CRT, or by third parties, (ii) by portfolio vintage (the year the securities were issued), and (iii) priority of cash flow (senior, Re-REMIC, and subordinate). The following table presents the fair value of our residential real estate securities at June 30, 2017.

Residential Securities - Vintage and Category
June 30, 2017
($ in millions)
	RMBS 2.0			Legacy RMBS
	Sequoia 2012-2017	Third Party 2013-2017	Agency CRT 2013-2017	Third Party <=2008	Total Residential Securities	% of Total

Senior	$29	$16	$—	$132	$177	17%
Re-REMIC	—	—	—	73	73	7%
Subordinate
Mezzanine (1)	137	206	—	—	343	33%
Subordinate	120	75	230	30	455	43%
Subordinate	257	281	230	30	798	76%

Total real estate securities	$286	$297	$230	$236	$1,048	100%

(1)	Mezzanine includes securities initially rated AA through BBB- and issued in 2012 or later.
At June 30, 2017, residential securities we owned consisted of fixed-rate assets (77%), adjustable-rate assets (12%), hybrid assets that reset within the next year (9%), and hybrid assets that reset between 12 and 36 months (2%).
Multifamily Securities
At June 30, 2017, we had $170 million of multifamily securities, which included $150 million of subordinate Agency multifamily securities and $20 million of CMBS securities. The majority of the securities in this portfolio have an investment grade rating and were issued between 2015 and 2017. Additionally, these investments have 7%-8% of structural credit enhancement.

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

We finance our holdings of real estate securities with a combination of capital and collateralized debt in the form of repurchase (or “repo”) financing. At June 30, 2017, we had short-term debt incurred through repurchase facilities of $469 million, which was secured by $563 million of real estate securities. The remaining $636 million of residential securities and $19 million of multifamily securities were financed with capital.
The following table presents the fair value of our real estate securities that are financed with repurchase debt, at June 30, 2017.

Real Estate Securities Financed with Repurchase Debt
June 30, 2017
($ in millions, except weighted average price)
	Real Estate Securities	Repurchase Debt	Allocated Capital	Weighted Average Price (1)	Financing Haircut (2)

Residential securities
Senior	$73	$(64)	$9	$96	12%
Mezzanine	339	(284)	55	$97	16%
Total residential securities	412	(349)	63
Multifamily securities	151	(121)	30	$95	20%

Total	$563	$(469)	$93	$96	17%

(1)	GAAP fair value per $100 of principal.

(2)	Allocated capital divided by GAAP fair value.

Ñ
At June 30, 2017, the securities we financed through repurchase facilities had no material credit issues. In addition to the allocated capital listed in the table above that directly supports our repurchase facilities (i.e., “the haircut”), we continue to hold a designated amount of supplemental risk capital available for potential margin calls or future obligations relating to these facilities.

Ñ
At June 30, 2017, we had securities repurchase facilities with eight different counterparties. The weighted average cost of funds for the financing at these facilities during the second quarter of 2017 was approximately 2.24% per annum.

Ñ
At June 30, 2017, the weighted average GAAP fair value of our financed securities was 96% of their aggregate principal balance. All financed securities received external third-party market price indications as of June 30, 2017, and were, in aggregate, valued within 1% of these indications.

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

Ñ
Most of the $73 million of senior securities noted in the preceding table are supported by seasoned residential loans originated prior to 2008. The credit performance of these investments continues to exceed our original investment expectations.

Ñ
The $339 million of mezzanine securities financed through repurchase facilities at June 30, 2017 carry investment grade credit ratings and are supported by residential loans originated between 2012 and 2017. The loans underlying these securities have experienced minimal delinquencies to date.

Ñ	The majority of the $151 million of multifamily securities financed through repurchase facilities at June 30, 2017 carry investment grade credit ratings with 7%-8% of structural credit enhancement.

Ñ	Additional information on the residential securities we own is set forth in Table 6 in the Financial Tables section of the Appendix to this Redwood Review.
Mortgage Servicing Rights

Ñ
At June 30, 2017, we had $64 million, or 4%, of our total capital invested in MSRs. This portfolio primarily includes jumbo MSRs retained from loans transferred to Sequoia securitizations we completed over the past several years.

Ñ	We sold substantially all of our conforming MSR portfolio during the second quarter of 2017, and currently do not anticipate adding any additional conforming MSRs to our investment portfolio.

Ñ
The GAAP carrying value, which is the estimated fair value of our MSRs, was equal to 1.08% of the aggregate principal balance of the associated residential loans at June 30, 2017, as compared with 1.13% at March 31, 2017.

Ñ	At June 30, 2017, the 60-day-plus delinquency rate (by current principal balance) of loans associated with our MSR investments was 0.14%.

Ñ	We earn fees from these MSRs, but outsource the actual servicing of the associated loans to third-party servicers.

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

Residential Mortgage Banking
At June 30, 2017, we had $170 million, or 10%, of our total capital invested in our residential mortgage banking operations to support the purchase and sale of residential loans.
We utilize a combination of this allocated capital and our residential loan warehouse facilities to manage our inventory of residential loans held-for-sale. At June 30, 2017, we had $837 million of residential mortgages held-for-sale financed with $575 million of warehouse debt. The weighted average cost of the borrowings outstanding under these facilities during the second quarter of 2017 was 2.7% per annum.
Our warehouse capacity at June 30, 2017 totaled $1.3 billion across four separate counterparties.

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R E D W O O D' S B U S I N E S S O V E R V I E W

Redwood’s Business
Redwood invests in residential mortgages and other real estate-related assets and engages in residential mortgage banking activities. We are structured as a REIT for federal tax purposes. Our REIT holds most of our mortgage-related investments, due to the tax advantages afforded to REITs. Our mortgage-banking activities are conducted through taxable REIT subsidiaries that pay corporate income taxes. We operate and report our businesses through two segments - Investment Portfolio and Residential Mortgage Banking.
Investment Portfolio: Our Investment Portfolio segment primarily consists of investments in residential jumbo loans, real estate securities, and MSRs. Our securities portfolio primarily includes investments in residential mortgage-backed securities ("RMBS") retained from our Sequoia securitizations and RMBS issued by third parties, Agency CRT securities, as well as investments in Agency multifamily securities. Our loan investments are made through a subsidiary of Redwood Trust that is a member of the Federal Home Loan Bank of Chicago ("FHLBC") that utilizes attractive long-term financing from the FHLBC to make long-term investments directly in residential mortgage loans. Our MSR investments are primarily associated with residential loans we have sold or securitized.
This segment’s main source of revenue is net interest income from these investments. Additionally, this segment may realize gains and losses upon the sale of investments. Funding, hedging, tax, and direct operating expenses associated with these activities are also included in this segment.
Residential Mortgage Banking: Our Residential Mortgage Banking segment primarily consists of operating a mortgage loan conduit that acquires prime jumbo residential loans on a flow basis from a network of third-party originators for subsequent sale, securitization, or transfer to our investment portfolio. We occasionally supplement our flow purchases with bulk loan acquisitions. We typically distribute the loans through either our Sequoia private-label securitization program or to institutions that acquire pools of whole loans.
This segment’s main source of revenue is income from mortgage banking activities, which includes valuation increases (or gains) on the sale or securitization of loans and valuation changes from hedges used to manage the risks associated with these activities. Additionally, this segment may generate interest income on loans held pending securitization or sale. Funding, tax, and direct operating expenses associated with these activities are also included in this segment.

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D I V I D E N D P O L I C Y

Dividend Policy
Summary
As a REIT, Redwood is required to distribute to shareholders at least 90% of its REIT taxable income, excluding net capital gains. To the extent Redwood retains REIT taxable income, including net capital gains, it is taxed at corporate tax rates. Redwood also earns taxable income at its taxable REIT subsidiaries (TRS), which it is not required to distribute.

Dividend Policy Overview
Our Board of Directors has maintained a policy of paying regular quarterly dividends, although we have not been required to distribute dividends in recent years in order to comply with the provisions of the Internal Revenue Code applicable to REITs. In December 2016, the Board of Directors announced its intention to pay a regular dividend of $0.28 per share per quarter in 2017. During the first and second quarters of 2017, the Board of Directors declared and paid regular quarterly dividends of $0.28 per share. In August 2017, the Board of Directors declared a regular dividend of $0.28 per share for the third quarter of 2017, which is payable on September 29, 2017 to shareholders of record on September 15, 2017.

Dividend Distribution Requirement
Our estimated REIT taxable income was $19 million, or $0.25 per share, for the second quarter of 2017 and $17 million, or $0.22 per share, for the first quarter of 2017. Under normal circumstances, our minimum REIT dividend requirement would be 90% of our annual REIT taxable income. However, we currently maintain a $59 million federal net operating loss carry forward (NOL) at the REIT that affords us the option of retaining REIT taxable income up to the NOL amount, tax free, rather than distributing it as dividends. Federal income tax rules require the dividends paid deduction to be applied to reduce REIT taxable income before the applicability of NOLs is considered. We currently do not expect our estimated REIT taxable income to exceed our dividend distributions in 2017; therefore, our entire NOL will likely carry forward into 2018.

Income Tax Characterization of Dividend for Shareholders
We currently expect all or nearly all of the dividends we distribute in 2017 will be taxable to shareholders as ordinary income and a smaller portion, if any, will be a return of capital, which is in general, non-taxable. Based on federal income tax rules related to capital loss carryforwards, none of our 2017 dividend distributions are expected to be characterized as long-term capital gains for federal income tax purposes.

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C O R E E A R N I N G S D E F I N I T I O N

Core Earnings
Core earnings is a non-GAAP measure of Redwood’s earnings and results of operations. Specifically, management has defined core earnings as: GAAP net income adjusted to (i) eliminate the impact of quarterly mark-to-market changes on the fair value of long-term investments (and associated derivatives) related to changes in benchmark interest rates and credit spreads and (ii) include the hypothetical income taxes associated with core earnings adjustments. In addition, beginning with the second quarter of 2017, management has also included within core earnings the cumulative net gains or losses on long-term investments accounted for as trading securities under GAAP that were sold during the period presented, net of any gains or losses from derivatives associated with the investments sold.
Management utilizes this core earnings measure internally as one way of analyzing Redwood’s performance over multiple periods, as it believes it provides useful comparative results absent the impact of certain quarterly mark-to-market changes on investments held through the end of the period presented. Specifically, the quarterly mark-to-market changes in the value of our long-term investments in loans, trading securities, and other investments, as well as the associated derivatives, resulting from changes in benchmark interest rates and credit spreads may not be reflective of the total return management would expect to earn from them over the longer-term.
As noted above, with respect to gains and losses from the sale of long-term investments, beginning with the second quarter of 2017, management is introducing an additional core earnings adjustment related to sales within the period presented when the investments sold are accounted for as trading securities under GAAP. The purpose of the adjustment is to ensure that core earnings presents consistently the impact of the sales of investments regardless of whether they are accounted for as (i) trading securities or (ii) available-for-sale securities, in each case under GAAP, as outlined below.

•
Under GAAP, available-for-sale securities are reported at their fair value with periodic changes in fair value recognized through the balance sheet in Shareholders’ equity. When an available-for-sale security is sold, the cumulative gain or loss since purchase is recognized through the income statement, in Realized gains, net, in the period the sale occurred. As a result, any such cumulative gains or losses are reflected in core earnings in the period the sale occurred.

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C O R E E A R N I N G S D E F I N I T I O N

•
Under GAAP, trading securities are reported at their fair value with periodic changes in fair value recognized through the income statement in Investment fair value changes, net. These periodic changes in fair value are excluded from core earnings. When a trading security is sold, only the gain or loss since the prior period-end is recognized through the income statement in the period the sale occurred. Beginning in the second quarter of 2017, core earnings includes an additional adjustment to include the cumulative net gains or losses (from purchase through the sale of the investment) for sold trading securities in the period they are sold. The result is to consistently present within core earnings the cumulative gains or losses from the sale of long-term investments, regardless of how they are accounted for under GAAP.

This change is being introduced with the reporting of second quarter of 2017 core earnings, as it is the first time since the first quarter of 2016, when management first began reporting core earnings, that there have been significant gains or losses associated with sales of investments accounted for as trading securities under GAAP. Introducing this change, and reflecting the impact of all sales of securities consistently, supports the above-described use of the core earnings measure by management to analyze Redwood’s performance over multiple periods.
For consistency of presentation, to the extent core earnings for any period prior to the second quarter of 2017 is republished or represented, management will adjust the prior presentation of core earnings for that prior period to include any net gains or losses on long-term investments accounted for as trading securities under GAAP that were sold during the period presented, net of any gains or losses from derivatives associated with the investment sold. For example, core earnings for the first quarter of 2017 is republished in this Redwood Review and, accordingly, has been updated to show that there were no significant cumulative net gains or losses from sales of long-term investments accounted for as trading securities during the first quarter of 2017.
As in prior periods, core earnings also includes adjustments to show the hypothetical tax provision or benefit that would be associated with the core earnings adjustments made to net income. As a REIT, we are subject to income taxes on earnings generated at our taxable REIT subsidiaries (TRS) and generally not subject to income taxes on earnings generated at the REIT (to the extent we distribute our REIT taxable income as dividends). In order to present the hypothetical income taxes associated with core earnings adjustments made to net income, estimated effective tax rates are applied to the core earnings adjustments occurring within our TRS.
We caution that core earnings and core segment contribution should not be utilized in isolation, nor should they be considered as alternatives to GAAP net income or other measurements of results of operations computed in accordance with GAAP.

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G L O S S A R Y

ADJUSTABLE-RATE MORTGAGES (ARMs) - Adjustable-rate mortgages are loans that have coupons that adjust at least once per year. We make a distinction between ARMs (loans with a rate adjustment at least annually) and hybrids (loans that have a fixed-rate period of 2-10 years and then become adjustable-rate).

ADJUSTED ROE - Adjusted ROE, or Adjusted Return on Equity, is a non-GAAP financial performance metric used in determining performance-based annual bonus compensation for executives. Non-GAAP Adjusted ROE is defined as GAAP earnings divided by average equity capital adjusted to exclude average accumulated other comprehensive income, as reported under GAAP. Average accumulated other comprehensive income generally represents certain unrealized mark-to-market gains and losses.

AGENCY - Agency refers to government-sponsored enterprises (“GSEs”), including Federal National Mortgage Association (“Fannie Mae”), Federal Home Loan Mortgage Corporation (“Freddie Mac”), and Government National Mortgage Association (“Ginnie Mae”).

ALT-A SECURITIES and ALT-A LOANS - As categories, Alt-A securities and Alt-A loans were commonly used prior to the financial crisis (i.e., prior to 2009), but are no longer typically used to describe securities or loans issued or originated since 2009. Alt-A securities was a term used to describe residential mortgage-backed securities backed by loans that had higher credit quality than subprime and lower credit quality than prime. Alt-A originally represented loans with alternative documentation, but the definition shifted over time to include loans with additional risk characteristics and in some cases investor loans. An Alt-A loan was a term used to describe a loan where the borrower’s income may not have been verified, and in some cases, may not have been disclosed on the loan application. Alt-A loans was also a term used to describe loans with expanded criteria that allowed for higher debt-to-income ratios with higher accompanying loan-to-value ratios than would otherwise have applied prime loans.

AMORTIZED COST - Amortized cost is the initial acquisition cost of an available-for-sale (“AFS”) security, minus principal repayments or principal reductions through credit losses, plus or minus premium or discount amortization. At the point in time an AFS security is deemed other-than-temporarily impaired, the amortized cost is adjusted (by changing the amount of unamortized premium or discount) by the amount of other-than temporary impairment taken through the income statement.

ASSET-BACKED SECURITIES (ABS) - Asset-backed securities are securities backed by financial assets that generate cash flows. Each ABS issued from a securitization entity has a unique priority with respect to receiving principal and interest cash flows and absorbing any credit losses from the assets owned by the entity.

AVAILABLE CAPITAL - Available Capital represents a combination of capital available for investment and risk capital we hold for liquidity management purposes.

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G L O S S A R Y

AVAILABLE-FOR-SALE (AFS) - An accounting method for debt and equity securities in which the securities are reported at their fair value. Positive changes in the fair value are accounted for as increases to stockholders’ equity and do not flow through the income statement. Negative changes in fair value may be recognized through the income statement or balance sheet.

BOOK VALUE (GAAP) - Book value is the value of our common equity in accordance with GAAP.

COMMERCIAL MORTGAGE-BACKED SECURITIES (CMBS) - A type of mortgage-backed security that is secured by one or more loans on commercial properties.

CONFORMING LOAN - A conforming loan is a mortgage loan that conforms to the underwriting standards of Fannie Mae and Freddie Mac, including the maximum loan limit, which is currently $424,100 except in defined high-cost areas of the country, where the limit is higher. Changes to this maximum loan limit are announced annually by the Federal Housing Finance Agency (“FHFA”), which is the regulator and conservator of both Fannie Mae and Freddie Mac.

CONSTANT (or CONDITIONAL) PREPAYMENT RATE (CPR) - Constant (or conditional) prepayment rate is an industry-standard measure of the speed at which mortgage loans prepay. It approximates the annual percentage rate at which a pool of loans is paying down due to unscheduled principal prepayments.

CORE EARNINGS - Core earnings is a non-GAAP measure of Redwood’s earnings and results of operations. See the preceding Core Earnings Definition section for additional information on this metric.

CREDIT RISK TRANSFER (CRT) INVESTMENTS - Credit risk transfer investments generally refer to transactions in which mortgage loan credit risk is shifted from one party to another, examples of which may include structured debt issuances, credit-linked notes, insurance/reinsurance transactions, front-end or back-end lender risk-sharing transactions, and senior subordinate securities. Among the CRT investments that Redwood holds are CRT transactions it entered into with the Agencies relating to conforming loans.

CREDIT SUPPORT - Credit support is the face amount of securities subordinate (or junior) to the applicable security that protects the security from credit losses and is generally expressed as a percentage of the securitization’s underlying pool balance.

DISREGARDED ENTITY - An entity wholly owned, directly or indirectly through other disregarded entities, by another entity (the “parent entity”), whose separate existence from the parent entity is disregarded for federal income tax purposes.

FALLOUT - The percentage of loans that an originator plans or commits to sell to a buyer that ultimately do not close and are not delivered to the buyer.

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G L O S S A R Y

FASB - Financial Accounting Standards Board.

FHFA - The FHFA refers to the Federal Housing Finance Authority.

FHLB and FHLBC - The FHLB refers to the Federal Home Loan Bank system. The FHLBC refers to the Federal Home Loan Bank of Chicago.

GAAP - Generally Accepted Accounting Principles in the United States.

GOVERNMENT-SPONSORED ENTERPRISE (GSE) - A government-sponsored enterprise is a financial services corporation created by the United States Congress to enhance the flow of credit to targeted sectors of the economy. Among the GSEs chartered by Congress are Fannie Mae, Freddie Mac, Ginnie Mae, and the Federal Home Loan Banks. When we refer to GSEs, we are generally referring to Fannie Mae and Freddie Mac.

INTEREST-ONLY SECURITIES (IOs) - Interest-only securities are specialized securities created by securitization entities where the projected cash flows generated by the underlying assets exceed the cash flows projected to be paid to the securities that are issued with principal balances. Typically, IOs do not have a principal balance and they will not receive principal payments. Interest payments to IOs usually equal an interest rate formula multiplied by a “notional” principal balance. The notional principal balances for IOs are typically reduced over time as the actual principal balance of the underlying pool of assets pays down, thus reducing the cash flows to the IOs over time. Cash flows on IOs are typically reduced more quickly when asset prepayments increase.

JUMBO LOAN - A jumbo loan is a residential mortgage loan that generally conforms to the underwriting standards of Fannie Mae and Freddie Mac except that the dollar amount of the loan exceeds the conforming loan limit set annually by the FHFA. See Conforming Loan Definition.

LEGACY RMBS - Residential mortgage-backed securities issued prior to 2009.

LEVERAGE RATIOS - Leverage ratios measure financial leverage and are used to assess a company’s ability to meet its financial obligations. Financial leverage ratios are often expressed as debt to equity and assets to equity. In the mortgage banking industry, financial leverage is most commonly calculated using debt to equity. At Redwood, the two financial leverage ratios used are consolidated GAAP debt to equity and recourse debt (or, debt at Redwood) to equity. The former calculation includes the consolidated ABS issued from certain Sequoia and other securitization entities (generally those issued prior to 2012) even though those obligations are not financial obligations of Redwood but are obligations of each the consolidated securitization trusts and are payable only from the cash flow from the assets owned by each of those trusts. The latter calculation of recourse debt to equity excludes debt related to consolidated securitizations and only includes debt for which Redwood has an obligation to repay. Both ratios are calculated at the bottom of Table 5: Financial Ratios and Book Value in the Appendix section.

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G L O S S A R Y

LOAN PURCHASE COMMITMENT (LPC) - A commitment to purchase a residential mortgage loan from a mortgage loan originator at a specified price and within a specified time period. A “best efforts” loan purchase commitment becomes effective once the originator has closed the loan with the borrower. A “mandatory” loan purchase commitment becomes effective once the commitment is entered into among the buyer and the originator, regardless if the originator has closed the loan. Mortgage buyers such as Redwood often issue 30 to 60 day loan purchase commitments to loan originators so they can in turn offer a similar commitments to their borrowers. To hedge interest rate risk during the commitment period, buyers will often enter in to a forward sale commitment or hedge the risk using derivatives. (See Forward Sale Commitment definition.) A loan purchase commitment for a conforming loan qualifies as a derivative in accordance with GAAP. Beginning January 1, 2015, our loan purchase commitment for a non-conforming loan qualifies as a derivative in accordance with GAAP. Any change in the value of a loan purchase commitment is recorded as a market valuation adjustment in mortgage banking activities.

LONG-TERM DEBT - Long-term debt is debt that is an obligation of Redwood that is not payable within a year and includes convertible debt, exchangeable debt, junior subordinated notes and trust preferred securities. We generally treat long-term debt as part of our capital base when it is not payable in the near future.

MARK-TO-MARKET (MTM) ACCOUNTING - Mark-to-market accounting uses estimated fair values of assets, liabilities, and hedges. Many assets on our consolidated balance sheet are carried at their fair value rather than amortized cost. Taxable income is generally not affected by market valuation adjustments.

MARKET VALUATION ADJUSTMENTS (MVAs) - Market valuation adjustments are changes in fair values for certain assets and liabilities that are reported through our GAAP income statement. They include all changes in fair values for assets and liabilities accounted for at fair value, such as trading securities and derivatives. They also include the credit portion of other-than-temporary impairments on securities available-for-sale, as well as impairments of loans held-for-sale and REO properties.

MEZZANINE LOAN - A mezzanine loan is a loan secured by the membership interests, partnership interests, and/or stock in a single purpose entity formed to own a commercial property, for example. If the mezzanine borrower fails to make its payments or otherwise defaults under the mezzanine loan documents, the mezzanine lender may pursue its remedies, including taking control of the single purpose entity that owns the property.

MEZZANINE SECURITIES - Mezzanine securities are a type of subordinate security and refer to the securities in a residential mortgage-backed securitization that are rated AA, A, and BBB. They rank junior to the AAA securities, and senior to the securities rated below BBB which typically include BB and B rated securities, and any non-rated securities.

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G L O S S A R Y

MORTGAGE SERVICING RIGHT (MSR) - A mortgage servicing right gives the holder the contractual right to service a mortgage loan. MSRs typically include the right to collect monthly mortgage principal and interest payments, as well as related tax and insurance payments, from borrowers, disburse funds to the mortgage debt holders and remit related insurance and tax payments, collect late payments, and process modifications and foreclosures. MSRs are created when mortgage loans are sold in a transaction in which the seller retains the right to service the loans. The holder of an MSR receives a monthly servicing fee (which generally ranges from 0.25% to 0.375% per annum of the outstanding principal balance of the related mortgage loan), which is deducted from the borrower’s monthly interest payments. For accounting purposes, MSRs are capitalized at the net present value of the servicing fee less the servicing cost. When Redwood holds an MSR relating to a residential mortgage loan, it retains a sub-servicer to carry out actual servicing functions, as Redwood does not directly service residential mortgage loans.

MPF DIRECT - MPF Direct is a mortgage loan product offered by the Federal Home Loan Bank of Chicago under the Mortgage Partnership Finance ("MPF") program. Members of the FHLB system that are eligible to participate in the MPF Direct product ("MPF Direct sellers") sell high-balance loans to the Federal Home Loan Bank of Chicago which in turn sells the loans to Redwood, which we also refer to as our MPF Direct channel.

MSR CO-ISSUE - In an MSR co-issue transaction, a third-party originator sells a pool of residential mortgage loans directly to one of the Agencies and, at the same time, sells the MSRs associated with these loans to an Agency-approved counterparty, such as Redwood.

MULTIFAMILY SECURITIES - A type of mortgage-backed security that is secured by one or more loans on multifamily properties. Our Investment Portfolio includes securities primarily issued through Freddie Mac’s conventional multifamily securitization platform.

NON-PRIME SECURITIES - Non-prime securities are Alt-A, option ARM, and subprime securities. See definitions of Alt-A, option ARM, and subprime securities.

NON-RECOURSE DEBT - Debt that is secured by collateral, but for which the borrower is not personally liable. If the borrower defaults, the lender may seize the collateral, but cannot seek repayment from the borrower for any unpaid principal or interest, even if the value of the collateral does not cover the unpaid amount due following default.

PRIME RESIDENTIAL REAL ESTATE LOANS - Prime loans are residential loans with higher quality credit characteristics, such as borrowers with relatively higher FICO credit scores, relatively lower loan-to-value ratios, relatively lower debt-to-income ratios, and/or relatively greater levels of other assets.

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G L O S S A R Y

PRIME SECURITIES - Prime securities are residential mortgage-backed securities backed by prime loans. Prime securities are typically backed by loans that have relatively higher weighted average FICO scores, relatively lower weighted average LTVs, and relatively limited concentrations of investor properties.

PRINCIPAL-ONLY SECURITIES (POs) - Principal-only securities are specialized securities created by securitization entities where the holder is only entitled to receive regular cash flows that are derived from incoming principal repayments on an underlying mortgage loan pool. This security is created by splitting a mortgage-backed security into its interest and principal payments. The principal payments create a stream of cash flows which are sold at a discount to investors. These investors will receive the principal portions of the monthly mortgage payments from the underlying pool of loans. The yield on a PO strip depends on the prepayment speed of the underlying loan. The faster the principal is repaid, the higher the yield an investor will receive.

PROFITABILITY RATIOS - Many financial institution analysts use asset-based profitability ratios such as interest rate spread and interest rate margin when analyzing financial institutions. These are asset-based measures. Since we consolidate the assets and liabilities of certain securitization entities for GAAP purposes, our total GAAP assets and liabilities may vary over time, and may not be comparable to assets typically used in profitability calculations for other financial institutions. As a result, we believe equity-based profitability ratios may be more appropriate than asset-based measures for analyzing Redwood’s operations and results. We provide various profitability ratios in Table 5 in the Financial Tables in this Review.

QUALIFIED REIT SUBSIDIARY - An entity treated as a corporation for federal income tax purposes, 100% of the outstanding equity interests of which is owned by a REIT directly or through one or more disregarded entities or qualified REIT subsidiaries, and with respect to which no election is made to treat such entity as a taxable REIT subsidiary. A qualified REIT subsidiary is treated as a disregarded entity with respect to its parent REIT for federal income tax purposes.

REAL ESTATE INVESTMENT TRUST (REIT) - A real estate investment trust is an entity that makes a tax election to be taxed as a REIT, invests in real estate and real estate-related assets, and meets other requirements for REIT qualification, including the distribution as dividends of at least 90% of its REIT taxable income, excluding net capital gains. A REIT’s REIT taxable income is not taxed at the corporate level to the extent that the REIT taxable income is distributed as dividends to stockholders, providing an operating cost savings. On the other hand, the requirement to pay out as dividends most of the REIT’s REIT taxable income means it can be harder for a REIT to grow using only internally-generated funds (as opposed to raising new capital).

REAL ESTATE OWNED (REO) - Real estate owned refers to real property owned by the lender or loan owner that has been acquired through foreclosure.

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G L O S S A R Y

REDWOOD CHOICE and REDWOOD SELECT - Redwood Choice is an expanded credit loan acquisition program launched in April 2016. The Choice program is a prime program that is fully documented, but with credit parameters outside Redwood's traditional jumbo loan purchase guidelines. Redwood's traditional prime jumbo loan acquisition program is now referred to as Redwood Select.

REIT TAXABLE INCOME - REIT taxable income is a non-GAAP measure calculated for tax purposes for a REIT. REIT taxable income is an important measure as it is the basis of a REIT’s dividend distribution requirements. A REIT must annually distribute at least 90% of its REIT taxable income, excluding net capital gains, as dividends to its shareholders. A REIT is subject to corporate income taxes to the extent it does not distribute 100% of its REIT taxable income, including net capital gains.

REMIC - A real estate mortgage investment conduit (“REMIC”) is a special purpose vehicle used to pool real estate mortgages and issue mortgage-backed securities. REMICs are typically exempt from tax at the entity level. REMICs may invest only in qualified mortgages and permitted investments, including single family or multifamily mortgages, commercial mortgages, second mortgages, mortgage participations, and Agency pass-through securities.

RE-REMIC SECURITY - A Re-REMIC is a re-securitization of asset-backed securities. The cash flows from and any credit losses absorbed by the underlying assets can be redirected to the resulting Re-REMIC securities in a variety of ways.

RESECURITIZATION - A resecuritization is a securitization of two or more mortgage-backed securities into a new mortgage-backed security.

RESIDENTIAL MORTGAGE-BACKED SECURITIES (RMBS) - A type of mortgage-backed security that is backed by a pool of mortgages on residential properties.

RETURN ON EQUITY (ROE) - ROE is a measure of the amount of profit we generate over a given period per dollar of equity capital; ROE equals GAAP income divided by average GAAP equity.

RMBS 2.0 - Residential mortgage-backed securities issued after 2008.

SENIOR SECURITIES - Generally, senior securities have the least credit risk in a securitization transaction because they are the last securities to absorb credit losses and have the highest claim on the principal and interest payments (after the fees to servicers and trustees are paid). To further reduce credit risk, most if not all, principal collected from the underlying asset pool is used to pay down the senior securities until certain performance tests are satisfied. If certain performance tests are satisfied, principal payments are shared between the senior securities and the subordinate securities, generally on a pro rata basis. At issuance, senior securities are generally triple A-rated.

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G L O S S A R Y

SEQUOIA - Sequoia is the brand name for securitizations of residential real estate loans Redwood sponsors. Sequoia entities are independent securitization entities that acquire residential mortgage loans and create and issue asset-backed securities (“ABS”) backed by these loans. These ABS are also referred to as RMBS. Most of the loans that Sequoia entities acquire are prime-quality loans. Most of the senior ABS created by Sequoia are sold to third-party investors. Redwood usually acquires most of the subordinated ABS and may also acquire the IOs.

SHORT-TERM DEBT - Short-term debt is a debt obligation of Redwood payable within a year. We may obtain this form of debt from a variety of Wall Street firms, banks, and other institutions. We may issue this or other forms of short term debt in the future, use it to finance the accumulation of assets prior to sale or securitization, or to finance investments in loans and securities.

SUBORDINATE SECURITIES (JUNIOR SECURITIES or NON-SENIOR SECURITIES) - Subordinate securities absorb the initial credit losses from a securitization, thus protecting the senior securities. Subordinate securities have a lower priority to receive principal and interest payments than the senior securities. Subordinate securities receive little, if any, principal payments until certain performance tests are satisfied. If certain performance tests are satisfied, principal payments are shared between the senior securities and the subordinate securities, generally on a pro rata basis. Subordinate securities generally receive interest payments even if they do not receive principal payments. At issuance, subordinate securities are generally rated double-A or below.

TAXABLE INCOME - Taxable income is a non-GAAP measure calculated for tax purposes for Redwood and all its subsidiaries. As taxable income calculations differ significantly from GAAP income calculations, a reconciliation is provided in Table 4 in the Financial Tables in this Review.

TAXABLE REIT SUBSIDIARY (TRS) - A corporation in which a REIT directly or indirectly owns stock, that jointly elects with such REIT to have such corporation treated as a taxable REIT subsidiary within the meaning of the Internal Revenue Code and that does not directly or indirectly engage in certain prohibited activities. A TRS is subject to corporate income tax on its taxable income. A TRS is not limited to investing in real estate and real estate-related assets and it can choose to retain all of its after-tax profits.

TO BE ANNOUNCED (TBA) - A term used to describe a forward Agency mortgage-backed securities trade. Pass-through securities issued by Freddie Mac, Fannie Mae and Ginnie Mae trade in the TBA market. The term TBA is derived from the fact that the actual mortgage-backed security that will be delivered to fulfill a TBA trade is not designated at the time the trade is made. The securities are “to be announced” 48 hours prior to the established trade settlement date.

TRADING SECURITIES - The trading designation for securities represents an accounting method under GAAP, whereby securities are reported at their fair value with periodic changes in fair value (both unrealized and realized) recognized through the income statement in Investment fair value changes, net.

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G L O S S A R Y

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Table 1: GAAP Earnings (in thousands, except per share data)

	2017 Q2	2017 Q1	2016 Q4	2016 Q3	2016 Q2	2016 Q1	2015 Q4	2015 Q3	2015 Q2	Six Months 2017	Six Months 2016
Interest income	$54,419	$49,367	$50,612	$54,781	$60,307	$54,071	$60,074	$54,191	$53,857	$103,786	$114,378
Discount amortization on securities, net	4,805	5,261	5,722	6,125	6,339	8,068	8,573	9,115	9,324	10,066	14,407
Discount (premium) amortization on loans, net	—	—	—	—	141	189	182	178	192	—	330
Total interest income	59,224	54,628	56,334	60,906	66,787	62,328	68,829	63,484	63,373	113,852	129,115
Interest expense on short-term debt	(9,350)	(4,453)	(4,848)	(5,405)	(5,337)	(6,697)	(9,194)	(7,627)	(6,527)	(13,803)	(12,034)
Interest expense on ABS issued from consolidated trusts	(3,705)	(3,530)	(3,278)	(3,193)	(3,982)	(4,282)	(4,432)	(5,190)	(5,645)	(7,235)	(8,264)
Interest expense on long-term debt	(11,179)	(13,048)	(12,411)	(12,999)	(13,125)	(12,971)	(11,413)	(11,058)	(10,836)	(24,227)	(26,096)
Total interest expense	(24,234)	(21,031)	(20,537)	(21,597)	(22,444)	(23,950)	(25,039)	(23,875)	(23,008)	(45,265)	(46,394)
Net interest income	34,990	33,597	35,797	39,309	44,343	38,378	43,790	39,609	40,365	68,587	82,721
(Provision for) reversal of provision for loan losses – Commercial	—	—	—	859	6,532	(289)	240	60	261	—	6,243
Net interest income after provision	34,990	33,597	35,797	40,168	50,875	38,089	44,030	39,669	40,626	68,587	88,964
Non-interest income
Mortgage banking activities, net
Residential mortgage banking	12,046	17,604	13,979	9,766	7,728	9,280	885	331	4,833	29,650	17,008
Commercial mortgage banking	—	—	—	—	—	(2,062)	(620)	1,002	2,614	—	(2,062)
Mortgage servicing rights income (loss), net
MSR net servicing fee income	5,852	5,527	7,629	8,726	8,870	9,646	9,392	8,715	7,292	11,379	18,516
MSR fair value changes	(6,114)	(3,065)	34,180	1,380	(27,240)	(44,422)	7,676	(28,717)	15,352	(9,179)	(71,662)
MSR derivatives fair value changes	3,040	(749)	(40,290)	(6,336)	21,153	41,057	(14,445)	23,551	(21,814)	2,291	62,210
Investment fair value changes, net	8,115	1,551	(9,888)	11,918	(11,066)	(19,538)	(4,251)	(14,169)	(1,788)	9,666	(30,604)
Realized gains, net	1,372	5,703	1,972	6,615	9,884	9,538	20,199	5,548	6,316	7,075	19,422
Other income	986	1,184	2,181	1,643	1,559	955	757	327	1,299	2,170	2,514
Total non-interest income (loss), net	25,297	27,755	9,763	33,712	10,888	4,454	19,593	(3,412)	14,104	53,052	15,342
Fixed compensation expense	(5,321)	(6,002)	(5,310)	(5,253)	(5,875)	(7,894)	(8,009)	(8,642)	(9,286)	(11,323)	(13,769)
Variable compensation expense	(4,313)	(3,933)	(4,757)	(5,802)	(4,262)	(1,760)	(1,470)	(3,567)	(3,578)	(8,246)	(6,022)
Equity compensation expense	(3,121)	(2,176)	(1,976)	(2,031)	(2,754)	(2,332)	(2,809)	(2,835)	(3,539)	(5,297)	(5,086)
Restructuring charges	—	—	144	(4)	118	(10,659)	—	—	—	—	(10,541)
Other operating expense	(5,886)	(6,115)	(5,925)	(7,265)	(7,382)	(7,807)	(10,350)	(9,453)	(8,815)	(12,001)	(15,189)
Total operating expenses	(18,641)	(18,226)	(17,824)	(20,355)	(20,155)	(30,452)	(22,638)	(24,497)	(25,218)	(36,867)	(50,607)
(Provision for) benefit from income taxes	(5,322)	(6,157)	(2,381)	(972)	(327)	(28)	74	7,404	(2,448)	(11,479)	(355)
Net income	$36,324	$36,969	$25,355	$52,553	$41,281	$12,063	$41,059	$19,164	$27,064	$73,293	$53,344
Diluted average shares (1)	97,494	97,946	85,838	97,832	97,762	77,138	103,377	85,075	94,950	97,719	88,728
Diluted earnings per common share	$0.43	$0.43	$0.31	$0.58	$0.48	$0.15	$0.46	$0.22	$0.31	$0.85	$0.67

(1)
Diluted average shares includes shares from the assumed conversion of our convertible and/or exchangeable debt in certain periods, in accordance with GAAP diluted EPS provisions. See Table 2 that follows for details of this calculation for the current and prior quarters and our respective Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K for prior periods.

THE REDWOOD REVIEW I 2ND QUARTER 2017	Table 1: GAAP Earnings 47

Table 2: GAAP and Non-GAAP Core Diluted Earnings (1) per Common Share (in thousands, except per share data)

	2017 Q2	2017 Q1
GAAP Diluted Earnings per Common Share:
Net income attributable to Redwood	$36,324	$36,969
Less: Dividends and undistributed earnings allocated to participating securities	(935)	(1,005)
Add back: Interest expense on convertible notes for the period, net of tax (2)	6,205	5,870
Net income allocated to common shareholders	$41,594	$41,834

Basic weighted average common share outstanding	76,820	76,738
Net effect of dilutive equity awards	235	111
Net effect of assumed convertible notes conversion to common shares (2)	20,439	21,097
Diluted weighted average common shares outstanding	97,494	97,946

GAAP Diluted Earnings per Common Share	$0.43	$0.43

Non-GAAP Core Diluted Earnings per Common Share:
Non-GAAP core earnings	$28,591	$29,785
Less: Dividends and undistributed earnings allocated to participating securities	(711)	(863)
Add back: Interest expense on convertible notes for the period, net of tax (2)	2,072	5,870
Non-GAAP core earnings allocated to common shareholders	$29,952	$34,792

Basic weighted average common share outstanding	76,820	76,738
Net effect of dilutive equity awards	235	111
Net effect of assumed convertible notes conversion to common shares (2)	9,271	21,097
Diluted weighted average common shares outstanding	86,326	97,946

Non-GAAP Core Diluted Earnings per Common Share	$0.35	$0.36

(1)
A reconciliation of GAAP net income to non-GAAP core earnings is included in the GAAP Net Income and Reconciliation to Non-GAAP Core Earnings section that starts on page 11 and a definition of core earnings is included in the Core Earnings Definition section of the Appendix.

(2)
Certain convertible notes were determined to be dilutive in the periods presented and were included in the calculations of diluted EPS under the "if-converted" method. Under this method, the periodic interest expense (net of applicable taxes) for dilutive notes is added back to the numerator and the number of shares that the notes are entitled to (if converted, regardless of whether they are in or out of the money) are included in the denominator.

THE REDWOOD REVIEW I 2ND QUARTER 2017	Table 2: GAAP and Core Earnings per Diluted Common Share 48

Table 3: Segment Results ($ in thousands)

	Three Months Ended June 30, 2017				Three Months Ended March 31, 2017
	Investment Portfolio	Residential Mortgage Banking	Corporate/ Other	Total	Investment Portfolio	Residential Mortgage Banking	Corporate/ Other	Total
Interest income	$45,833	$8,415	$4,976	$59,224	$42,250	$7,474	$4,904	$54,628
Interest expense	(7,231)	(4,403)	(12,600)	(24,234)	(5,264)	(2,924)	(12,843)	(21,031)
Net interest income (expense)	38,602	4,012	(7,624)	34,990	36,986	4,550	(7,939)	33,597
Non-interest income
Mortgage banking activities, net	—	12,046	—	12,046	—	17,604	—	17,604
MSR income, net	2,778	—	—	2,778	1,713	—	—	1,713
Investment fair value changes, net	9,115	—	(1,000)	8,115	3,359	—	(1,808)	1,551
Other income	986	—	—	986	1,184	—	—	1,184
Realized gains, net	2,124	—	(752)	1,372	5,703	—	—	5,703
Total non-interest income (loss)	15,003	12,046	(1,752)	25,297	11,959	17,604	(1,808)	27,755

Operating expenses	(1,454)	(6,021)	(11,166)	(18,641)	(1,593)	(5,881)	(10,752)	(18,226)
Provision for income taxes	(2,320)	(3,002)	—	(5,322)	(1,737)	(4,420)	—	(6,157)
Segment contribution	$49,831	$7,035	$(20,542)		$45,615	$11,853	$(20,499)
Net income				$36,324				$36,969

Segment assets and liabilities	June 30, 2017				March 31, 2017
Residential loans	$2,360,234	$837,371	$707,686	$3,905,291	$2,350,013	$376,607	$745,621	$3,472,241
Real estate securities	1,218,503	—	—	1,218,503	1,165,940	—	—	1,165,940
Mortgage servicing rights	63,770	—	—	63,770	111,013	—	—	111,013
Cash and cash equivalents	36,983	—	180,235	217,218	11,994	—	209,787	221,781
Other assets	130,128	22,335	98,237	250,700	132,410	33,622	77,284	243,316
Total assets	$3,809,618	$859,706	$986,158	$5,655,482	$3,771,370	$410,229	$1,032,692	$5,214,291

Short-term debt
Mortgage loan warehouse debt	$—	$575,303	$—	$575,303	$—	$240,961	$—	$240,961
Security repurchase facilities	469,491	—	—	469,491	322,812	—	—	322,812
Convertible notes, net	—	—	250,013	250,013	—	—	—	—
Other liabilities	59,108	13,011	80,180	152,299	40,987	16,570	77,305	134,862
ABS issued	—	—	692,606	692,606	—	—	728,391	728,391
Long-term debt, net	1,999,999	—	336,347	2,336,346	1,999,999	—	621,495	2,621,494
Total liabilities	$2,528,598	$588,314	$1,359,146	$4,476,058	$2,363,798	$257,531	$1,427,191	$4,048,520

THE REDWOOD REVIEW I 2ND QUARTER 2017	Table 3: Segment Results 49

Table 4: Taxable and GAAP Income (1) Differences and Dividends ($ in thousands, except for per share data)

	Estimated Six Months 2017 (2)			Estimated Twelve Months 2016 (2)			Actual Twelve Months 2015 (2)
	Taxable Income	GAAP Income	Differences	Taxable Income	GAAP Income	Differences	Taxable Income	GAAP Income	Differences
Taxable and GAAP Income Differences
Interest income	$103,108	$113,852	$(10,744)	$232,997	$246,355	$(13,358)	$227,133	$259,432	$(32,299)
Interest expense	(38,529)	(45,265)	6,736	(76,396)	(88,528)	12,132	(79,830)	(95,883)	16,053
Net interest income	64,579	68,587	(4,008)	156,601	157,827	(1,226)	147,303	163,549	(16,246)
Reversal of provision (provision for) loan losses	—	—	—	—	7,102	(7,102)	—	355	(355)
Realized credit losses	(2,165)	—	(2,165)	(7,989)	—	(7,989)	(8,645)	—	(8,645)
Mortgage banking activities, net	20,725	29,650	(8,925)	26,459	38,691	(12,232)	(24,637)	10,972	(35,609)
MSR income (loss), net	2,917	4,491	(1,574)	86,638	14,353	72,285	33,669	(3,922)	37,591
Investment fair value changes, net	(5,441)	9,666	(15,107)	(10,410)	(28,574)	18,164	(2,827)	(21,357)	18,530
Operating expenses	(36,131)	(36,867)	736	(88,838)	(88,786)	(52)	(103,236)	(97,416)	(5,820)
Other income (expense), net	11,195	2,170	9,025	2,760	6,338	(3,578)	2,174	3,192	(1,018)
Realized gains, net	(735)	7,075	(7,810)	284	28,009	(27,725)	—	36,369	(36,369)
(Provision for) benefit from income taxes	(78)	(11,479)	11,401	(155)	(3,708)	3,553	(150)	10,346	(10,496)
Income	$54,866	$73,293	$(18,427)	$165,350	$131,252	$34,098	$43,651	$102,088	$(58,437)

REIT taxable income	$36,119			$97,278			$85,685
Taxable income (loss) at taxable subsidiaries	18,747			68,072			(42,034)
Taxable income	$54,866			$165,350			$43,651

Shares used for taxable EPS calculation	77,117			76,835			78,163
REIT taxable income per share (3)	$0.47			$1.27			$1.05
Taxable income (loss) per share at taxable subsidiaries	$0.25			$0.88			$(0.50)
Taxable income per share (3)	$0.72			$2.15			$0.55

Dividends
Dividends declared	$43,160			$86,240			$92,493
Dividends per share (4)	$0.56			$1.12			$1.12

(1)
Taxable income for 2016 and 2017 are estimates until we file our tax returns for these years. To the extent we expect to pay tax at the corporate level (generally as a result of activity at our taxable REIT subsidiaries), we are required to record a tax provision for GAAP reporting purposes. Any tax provision (or benefit) is not necessarily the actual amount of tax currently due (or receivable as a refund) as a portion of our provision (or benefit) is deferred in nature. It is our intention to retain any excess inclusion income generated in 2017 at our TRS and not pass it through to our shareholders.

(2)	Reconciliation of GAAP income to taxable income (loss) for prior quarters is provided in the respective Redwood Reviews for those quarters.

(3)
REIT taxable income per share and taxable income (loss) per share are based on the number of shares outstanding at the end of each quarter. The year-to-date and annual REIT taxable income per share and taxable income (loss) per share are the sum of the quarterly per share estimates.

(4)	Dividends in 2016 are expected to be characterized as 100% ordinary income (or $86 million). Dividends in 2015 were characterized as 100% ordinary income (or $92 million).

THE REDWOOD REVIEW I 2ND QUARTER 2017	Table 4: Taxable and GAAP Income Differences and Dividends 50

Table 5: Financial Ratios and Book Value ($ in thousands, except per share data)

	2017 Q2	2017 Q1	2016 Q4	2016 Q3	2016 Q2	2016 Q1	2015 Q4	2015 Q3	2015 Q2	Six Months 2017	Six Months 2016
Financial performance ratios
Net interest income	$34,990	$33,597	$35,797	$39,309	$44,343	$38,378	$43,790	$39,609	$40,365	$68,587	$82,721
Operating expenses	$(18,641)	$(18,226)	$(17,824)	$(20,355)	$(20,155)	$(30,452)	$(22,638)	$(24,497)	$(25,218)	$(36,867)	$(50,607)
GAAP net income	$36,324	$36,969	$25,355	$52,553	$41,281	$12,063	$41,059	$19,164	$27,064	$73,293	$53,344

Average total assets	$5,685,460	$5,471,154	$5,613,048	$5,880,281	$5,954,162	$6,131,715	$6,480,586	$5,977,645	$5,730,268	$5,578,899	$6,042,951
Average total equity	$1,167,438	$1,158,732	$1,137,948	$1,111,507	$1,089,289	$1,110,187	$1,189,289	$1,244,327	$1,265,647	$1,163,109	$1,099,761

Operating expenses / average total assets	1.31%	1.33%	1.27%	1.38%	1.35%	1.99%	1.40%	1.64%	1.76%	1.32%	1.67%
Operating expenses / average total equity	6.39%	6.29%	6.27%	7.33%	7.40%	10.97%	7.61%	7.87%	7.97%	6.34%	9.20%

GAAP net income / average total assets	2.56%	2.70%	1.81%	3.57%	2.77%	0.79%	2.53%	1.28%	1.89%	2.63%	1.77%
GAAP net income / average equity (GAAP ROE)	12.45%	12.76%	8.91%	18.91%	15.16%	4.35%	13.81%	6.16%	8.55%	12.60%	9.70%

Leverage ratios and book value per share
Short-term debt	$1,294,807	$563,773	$791,539	$1,117,405	$1,059,045	$804,175	$1,855,003	$1,872,793	$1,367,062
Long-term debt – Commercial secured borrowing	—	—	—	—	65,240	65,181	63,152	65,578	65,232
Long-term debt – Other (1)	2,340,264	2,627,764	2,627,764	2,627,764	2,627,764	2,627,764	1,975,023	1,756,299	1,514,122
Total debt at Redwood	$3,635,071	$3,191,537	$3,419,303	$3,745,169	$3,752,049	$3,497,120	$3,893,178	$3,694,670	$2,946,416

ABS issued at consolidated entities
Residential Resecuritization ABS issued	$—	$—	$—	$—	$—	$—	$—	$5,261	$18,872
Commercial Securitization ABS issued	—	—	—	—	—	51,680	53,137	67,946	69,914
Legacy Sequoia entities ABS issued	692,606	728,391	773,462	819,868	859,628	907,023	996,820	1,105,588	1,173,336
Total ABS issued (1)	$692,606	$728,391	$773,462	$819,868	$859,628	$958,703	$1,049,957	$1,178,795	$1,262,122
Consolidated Debt	$4,327,677	$3,919,928	$4,192,765	$4,565,037	$4,611,677	$4,455,823	$4,943,135	$4,873,465	$4,208,538
Stockholders' equity	$1,179,424	$1,165,771	$1,149,428	$1,130,130	$1,092,603	$1,085,750	$1,146,265	$1,206,575	$1,264,785
Debt at Redwood to stockholders' equity (2)	3.1x	2.7x	3.0x	3.3x	3.4x	3.2x	3.4x	3.1x	2.3x
Consolidated debt to stockholders' equity	3.7x	3.4x	3.6x	4.0x	4.2x	4.1x	4.3x	4.0x	3.3x
Shares outstanding at period end (in thousands)	77,117	77,039	76,835	76,682	76,935	76,627	78,163	82,125	84,552
Book value per share	$15.29	$15.13	$14.96	$14.74	$14.20	$14.17	$14.67	$14.69	$14.96

(1)	Long-term debt - other and ABS issued presented above do not include deferred securities issuance costs.

(2)
Excludes ABS obligations of consolidated securitization entities, including legacy Sequoia securitizations completed prior to 2012, the residential resecuritization completed in 2011, and the commercial securitization completed in 2012. Also excludes commercial secured borrowings associated with commercial A-notes that were sold, but treated as secured borrowings under GAAP.

THE REDWOOD REVIEW I 2ND QUARTER 2017	Table 5: Financial Ratios and Book Value 51

Table 6: Securities and Loan Activity ($ in thousands)

	2017 Q2	2017 Q1	2016 Q4	2016 Q3	2016 Q2	2016 Q1		2017 Q2	2017 Q1	2016 Q4	2016 Q3	2016 Q2	2016 Q1
Securities – Senior							Residential Loans, held-for-sale
Beginning fair value	$176,099	$173,613	$95,782	$96,456	$168,207	$533,602	Beginning carrying value	$376,607	$835,399	$1,188,514	$882,380	$441,076	$1,115,738
Acquisitions	12,842	3,231	4,943	—	—	—	Acquisitions	1,221,051	1,108,304	1,132,561	1,252,135	1,342,079	1,218,649
Sales	(628)	(4,944)	(1,463)	—	(57,309)	(328,303)	Sales	(694,875)	(1,377,637)	(1,268,943)	(774,106)	(830,974)	(1,269,135)
Effect of principal payments	(7,828)	(6,247)	(5,364)	(4,552)	(5,676)	(16,011)	Principal repayments	(9,273)	(12,995)	(24,427)	(20,574)	(12,332)	(23,589)
Transfers between portfolios (1)	—	12,229	75,058	1,889	—	—	Transfers between portfolios	(61,922)	(184,996)	(186,116)	(151,919)	(63,328)	(606,026)
Change in fair value, net	(3,523)	(1,783)	4,657	1,989	(8,766)	(21,081)	Changes in fair value, net	5,783	8,532	(6,190)	598	5,859	5,439
Ending fair value	$176,962	$176,099	$173,613	$95,782	$96,456	$168,207	Ending fair value	$837,371	$376,607	$835,399	$1,188,514	$882,380	$441,076

Securities – Re-REMIC							Residential Loans, held-for-investment at Redwood
Beginning fair value	$73,730	$85,479	$161,234	$165,707	$162,970	$165,064	Beginning carrying value	$2,350,013	$2,261,016	$2,282,674	$2,277,561	$2,343,953	$1,791,195
Effect of principal payments	(488)	(866)	(1,828)	(4,917)	(13)	—	Principal repayments	(60,055)	(93,666)	(162,512)	(146,151)	(129,073)	(76,731)
Transfers between portfolios (1)	—	(12,229)	(75,058)	(1,889)	—	—	Transfers between portfolios	61,922	184,996	186,116	151,919	63,328	606,026
Change in fair value, net	95	1,346	1,131	2,333	2,750	(2,094)	Changes in fair value, net	8,354	(2,333)	(45,262)	(655)	(647)	23,463
Ending fair value	$73,337	$73,730	$85,479	$161,234	$165,707	$162,970	Ending fair value	$2,360,234	$2,350,013	$2,261,016	$2,282,674	$2,277,561	$2,343,953

Securities – Subordinate (2)							Ending Balances for Other Loan and MSR Investments
Beginning fair value	$916,111	$759,347	$679,894	$621,638	$588,750	$534,590	Residential Loans, HFI, at Consolidated Sequoia Entities	$707,686	$745,621	$791,636	$839,976	$880,197	$930,027
Acquisitions	104,018	167,498	106,415	75,676	77,016	63,345
Sales	(69,048)	(16,816)	(11,809)	(25,610)	(42,631)	(8,485)	Commercial Loans	$—	$2,700	$2,700	$30,400	$259,823	$298,712
Effect of principal payments	(7,538)	(7,798)	(8,182)	(7,985)	(11,323)	(5,404)	Mortgage Servicing Rights	$63,770	$111,013	$118,526	$106,009	$110,046	$126,620
Change in fair value, net	24,661	13,880	(6,971)	16,175	9,826	4,704
Ending fair value	$968,204	$916,111	$759,347	$679,894	$621,638	$588,750

Ending Balances for Subordinate Categories
RMBS 2.0 Mezzanine	$343,013	$368,919	$315,397	$283,561	$308,243	$324,667
RMBS 2.0 Subordinate	195,039	191,321	177,760	165,721	144,072	138,844
Agency CRT	229,510	198,197	152,126	134,460	96,008	84,456
Legacy RMBS Subordinate	30,333	18,993	22,294	23,542	25,195	30,425
Total residential subordinates	797,895	777,430	667,577	607,284	573,518	578,392
Multifamily	170,309	138,681	91,770	72,610	48,120	10,358
Total subordinate securities	$968,204	$916,111	$759,347	$679,894	$621,638	$588,750

(1)	In 2016 and 2017, certain Re-REMIC securities we held were exchanged for the underlying senior securities.

(2)	Securities-subordinate, as presented above, includes mezzanine securities.

THE REDWOOD REVIEW I 2ND QUARTER 2017	Table 6: Securities and Loan Portfolio Activity 52

Table 7: Consolidating Balance Sheet ($ in thousands)

	June 30, 2017			March 31, 2017
	At Redwood (1)	Consolidated Sequoia Entities (1)	Redwood Consolidated	At Redwood (1)	Consolidated Sequoia Entities (1)	Redwood Consolidated
Residential loans	$3,197,605	$707,686	$3,905,291	$2,726,620	$745,621	$3,472,241
Real estate securities	1,218,503	—	1,218,503	1,165,940	—	1,165,940
Mortgage servicing rights	63,770	—	63,770	111,013	—	111,013
Cash and cash equivalents	217,218	—	217,218	221,781	—	221,781
Total earning assets	4,697,096	707,686	5,404,782	4,225,354	745,621	4,970,975
Other assets (2)	244,982	5,718	250,700	238,243	5,073	243,316
Total assets	$4,942,078	$713,404	$5,655,482	$4,463,597	$750,694	$5,214,291
Short-term debt	$1,294,807	$—	$1,294,807	$563,773	$—	$563,773
Other liabilities	151,768	531	152,299	134,330	532	134,862
ABS issued	—	692,606	692,606	—	728,391	728,391
Long-term debt, net	2,336,346	—	2,336,346	2,621,494	—	2,621,494
Total liabilities	3,782,921	693,137	4,476,058	3,319,597	728,923	4,048,520

Equity	1,159,157	20,267	1,179,424	1,144,000	21,771	1,165,771
Total liabilities and equity	$4,942,078	$713,404	$5,655,482	$4,463,597	$750,694	$5,214,291

(1)
The format of this consolidating balance sheet is provided to more clearly delineate between the assets belonging to consolidated Sequoia securitization entities that we are required to consolidate on our balance sheet in accordance with GAAP, but which are not legally ours, and the liabilities of these consolidated entities, which are payable only from the cash flows generated by their assets and are, therefore, nonrecourse to us, and the assets that are legally ours and the liabilities of ours for which there is recourse to us.

(2)
At both June 30, 2017 and March 31, 2017, other assets at Redwood included a total of $43 million of assets held by third-party custodians and pledged as collateral to the GSEs in connection with credit risk-sharing arrangements relating to conforming residential loans. These pledged assets can only be used to settle obligations to the GSEs under these risk-sharing arrangements.

THE REDWOOD REVIEW I 2ND QUARTER 2017	Table 7: Consolidating Balance Sheet 53

Redwood Trust Corporate Information

EXECUTIVE MANAGEMENT:

Marty Hughes
Chief Executive Officer

Christopher J. Abate
President and Chief Financial Officer

Andrew P. Stone
Executive Vice President, General Counsel and Secretary

Bo Stern
Chief Investment Officer

Garnet W. Kanouse
Managing Director - Head of Residential

CORPORATE HEADQUARTERS:

One Belvedere Place, Suite 300
Mill Valley, California 94941
Telephone: (415) 389-7373

CHICAGO OFFICE:

225 W. Washington Street, Suite 1440
Chicago, IL 60606

DENVER METRO AREA OFFICE:

8310 South Valley Highway, Suite 425
Englewood, Colorado 80112

STOCK LISTING:

The Company's common stock is traded on the New York Stock Exchange under the symbol **RWT**

TRANSFER AGENT:

Computershare Trust Company, N.A.
2 North LaSalle Street
Chicago, IL 60602
Telephone: (888) 472-1955

DIRECTORS:

Richard D. Baum
Chairman of the Board
and Former Chief Deputy Insurance
Commissioner for the State of California

Douglas B. Hansen
Vice-Chairman of the Board
and Private Investor

Mariann Byerwalter
Chairman, SRI International
Chairman, JDN Corporate Advisory LLC

Debora D. Horvath
Principal, Horvath Consulting LLC

Marty Hughes
Chief Executive Officer

Greg H. Kubicek
President, The Holt Group, Inc.

Karen R. Pallotta
Owner, KRP Advisory Services, LLC

Jeffrey T. Pero
Retired Partner, Latham & Watkins LLP

Georganne C. Proctor
Former Chief Financial Officer, TIAA-CREF

INVESTOR RELATIONS:

Kristin Brown
Vice President, Investor Relations
Telephone: (866) 269-4976
Email: investorrelations@redwoodtrust.com

For more information about Redwood Trust, please visit our website at: www.redwoodtrust.com